Exhibit 10.1

Execution Version

$300,000,000 REVOLVING CREDIT FACILITY

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

among

U.S. CONCRETE, INC. and

CERTAIN SUBSIDIARIES OF U.S. CONCRETE, INC.,

as Borrowers,

CERTAIN SUBSIDIARIES OF U.S. CONCRETE, INC.,

as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Agent

Dated as of June 25, 2021

BANK OF AMERICA, N.A.,

as Joint Lead Arranger,

and

JPMORGAN CHASE BANK, N.A.,

BNP PARIBAS,

and

MUFG UNION BANK, N.A.,

as Joint Lead Arrangers and Co-Syndication Agents

i

7.1.	Grant of Security Interest	72
7.2.	Liens on Deposit Accounts, Securities Accounts and Commodity Accounts; Cash Collateral	73
7.3.	Real Estate Collateral	74
7.4.	Other Collateral	74
7.5.	No Assumption of Liability	74
7.6.	Further Assurances	74
7.7.	Additional Borrowers	75

SECTION 8.	COLLATERAL ADMINISTRATION	75
8.1.	Borrowing Base Certificates	75
8.2.	Administration of Accounts	76
8.3.	Administration of Inventory	77
8.4.	Administration of Equipment	77
8.5.	Administration of Deposit Accounts, Securities Accounts and Commodities Accounts	79
8.6.	General Provisions	80
8.7.	Power of Attorney	81

SECTION 9.	REPRESENTATIONS AND WARRANTIES	82
9.1.	General Representations and Warranties	82
9.2.	Complete Disclosure	87

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	88
10.1.	Affirmative Covenants	91
10.2.	Negative Covenants	100
10.3.	Financial Covenants	100

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	100
11.1.	Events of Default	102
11.2.	Remedies upon Default	102
11.3.	License	103
11.4.	Setoff	103
11.5.	Remedies Cumulative; No Waiver	103

SECTION 12.	AGENT	104
12.1.	Appointment, Authority and Duties of Agent	104
12.2.	Agreements Regarding Collateral and Borrower Materials	104
12.3.	Reliance By Agent	105
12.4.	Action Upon Default	106
12.5.	Ratable Sharing	106
12.6.	Indemnification	106
12.7.	Limitation on Responsibilities of Agent	107
12.8.	Successor Agent and Co-Agents	107
12.9.	Due Diligence and Non-Reliance	107
12.10.	Remittance of Payments and Collections	108
12.11.	Individual Capacities	108
12.12.	Titles	108
12.13.	Bank Product Providers	110
12.14.	Certain ERISA Matters	110

12.15.	No Third Party Beneficiaries	110

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	110
13.1.	Successors and Assigns	111
13.2.	Participations	112
13.3.	Assignments	113
13.4.	Replacement of Certain Lenders	113

SECTION 14.	GUARANTY	113
14.1.	Guaranty of the Obligations	113
14.2.	Contribution by Guarantors	114
14.3.	Payment by Guarantors	114
14.4.	Liability of Guarantors Absolute	115
14.5.	Waivers by Guarantors	116
14.6.	Guarantors’ Rights of Subrogation, Contribution, etc.	117
14.7.	Subordination of Other Obligations	118
14.8.	Continuing Guaranty	118
14.9.	Authority of Guarantors or Borrowers	118
14.10.	Financial Condition of Borrowers	118
14.11.	Bankruptcy, etc.	118

SECTION 15.	MISCELLANEOUS	119
15.1.	Consents, Amendments and Waivers	119
15.2.	Indemnity	120
15.3.	Notices and Communications	120
15.4.	Performance of Obligors’ Obligations	121
15.5.	Credit Inquiries	122
15.6.	Severability	122
15.7.	Cumulative Effect; Conflict of Terms	122
15.8.	Counterparts; Electronic Signatures	122
15.9.	Entire Agreement	123
15.10.	Relationship with Lenders	123
15.11.	No Advisory or Fiduciary Responsibility	123
15.12.	Confidentiality	124
15.13.	Certifications Regarding Senior Notes	124
15.14.	GOVERNING LAW	124
15.15.	Consent to Forum	124
15.16.	Waivers by Obligors	125
15.17.	Patriot Act Notice	125
15.18.	NO ORAL AGREEMENT	125
15.19.	Non-Applicability of Chapter 346	125
15.20.	OBLIGORS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT	125
15.21.	Intercreditor Agreement	126
15.22.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	126
15.23.	Acknowledgement Regarding Supported QFCs	126
15.24.	Divisions	127
15.25.	Amendment and Restatement	128
15.26.	Release	129

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice

Schedule 1.1	Commitments of Lenders
Schedule 1.1(a)	Existing Debt
Schedule 1.1(b)	Investments
Schedule 2.2.1	Outstanding Letters of Credit
Schedule 8.5	Deposit Accounts, Securities Accounts and Commodities Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.1	Organization and Qualification
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.8	Surety Obligations
Schedule 9.1.9	Taxes
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plan Disclosures
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Permitted Real Estate Dispositions
Schedule 10.2.16	Existing Affiliate Transactions

FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of June 25, 2021 among 160 EAST 22ND TERMINAL LLC, a New Jersey limited liability company (“160 East”), AGGREGATE & CONCRETE TESTING, LLC, a New York limited liability company (“Aggregate”), ALLIANCE HAULERS, INC., a Texas corporation (“Alliance”), ATLAS-TUCK CONCRETE, INC., an Oklahoma corporation (“Atlas”), BODE CONCRETE LLC, a California limited liability company (“Bode Concrete”), BODE GRAVEL CO., a California corporation (“Bode Gravel”), BRECKENRIDGE READY MIX, INC., a Texas corporation (“Breckenridge”), CENTRAL CONCRETE SUPPLY CO., INC., a California corporation (“Central Concrete”), COLONIAL CONCRETE CO., a New Jersey corporation (“Colonial”), CORAM MATERIALS CORP., a New York corporation (“Coram Materials”), CUSTOM-CRETE, LLC, a Texas limited liability company (“Custom-Crete”), EASTERN CONCRETE MATERIALS, INC., a New Jersey corporation (“Eastern”), FERRARA BROS., LLC, a Delaware limited liability company (“Ferrara Bros.”), FERRARA WEST LLC, a New Jersey limited liability company (“Ferrara West”), INGRAM CONCRETE, LLC, a Texas limited liability company (“Ingram”), KURTZ GRAVEL COMPANY, a Michigan corporation (“Kurtz”), LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC, a Delaware limited liability company (“Local”), MASTER MIX, LLC, a Delaware limited liability company (“Master”), NEW YORK SAND & STONE, LLC, a New York limited liability company (“NYSS”), NORCAL MATERIALS, INC., a California corporation (“NorCal”), PEBBLE LANE ASSOCIATES, LLC, a Delaware limited liability company (“Pebble”), POLARIS AGGREGATES INC., a Delaware corporation (“Polaris”), REDI-MIX, LLC, a Texas limited liability company (“Redi-Mix”), RIGHT AWAY REDY MIX INCORPORATED, a California corporation (“Right Away Redy Mix”), ROCK TRANSPORT, INC., a California corporation (“Rock Transport”), SMITH PRE-CAST, INC., a Delaware corporation (“Smith”), SUPERIOR CONCRETE MATERIALS, INC., a District of Columbia corporation (“Superior”), USC-JENNA, LLC, a Delaware limited liability company (“Jenna”), USC-KINGS, LLC, a Delaware limited liability company (“Kings”), USC-NYCON, LLC, a Delaware limited liability company formerly known as Riverside Materials, LLC (“NYCON”), USC TECHNOLOGIES, INC., a Delaware corporation (“USC”), U.S. CONCRETE ON-SITE, INC., a Delaware corporation (“On-Site”), VALENTE EQUIPMENT LEASING CORP., a New York corporation (“Valente”), and U.S. CONCRETE, INC., a Delaware corporation (“US Concrete”, and together with 160 East, Aggregate, Alliance, Atlas, Bode Concrete, Bode Gravel, Breckenridge, Central Concrete, Colonial, Coram Materials, Custom-Crete, Eastern, Ferrara Bros., Ferrara West, Ingram, Kurtz, Local, Master, NYSS, NorCal, Pebble, Polaris, Redi-Mix, Right Away Redy Mix, Rock Transport, Smith, Superior, Jenna, Kings, NYCON, USC, On-Site and Valente, collectively, “Borrowers”), the hereinafter defined “Guarantors”, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers, Guarantors, Agent and the financial institutions party thereto as “Lenders” (the “Existing Lenders”) are party to that certain Third Amended and Restated Loan and Security Agreement, dated as of August 31, 2017 (as in effect immediately prior to the date hereof, the “Initial Loan Agreement”), pursuant to which the Existing Lenders provided an aggregate Revolver Commitment of $300,000,000 with a Revolver Termination Date of August 17, 2022.

Borrowers have requested certain amendments to the Initial Loan Agreement, including an extension of the Revolver Termination Date.

Agent and Lenders are willing to amend and restate the Initial Loan Agreement, in its entirety, to, among other things, extend the Revolver Termination Date and to continue to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

“2024 Senior Notes” means US Concrete’s $200,000,000 in principal amount of 6.375% senior notes due 2024, as the same may be amended, replaced, renewed, refunded, refinanced, exchanged, supplemented or otherwise modified from time to time, and including increases from time to time in the principal amount thereof (including in conjunction with refinancings) to the extent such amounts are in compliance with the provisions of the definition of the term “Refinancing Conditions”.

“2029 Senior Notes” means US Concrete’s $400,000,000 in principal amount of 5.125% senior notes due 2029, as the same may be amended, replaced, renewed, refunded, refinanced, exchanged, supplemented or otherwise modified from time to time, and including increases from time to time in the principal amount thereof (including in conjunction with refinancings) to the extent such amounts are in compliance with the provisions of the definition of the term “Refinancing Conditions”.

“2024 Senior Notes Trustee” means U.S. Bank National Association in its capacity as trustee for the holders of the 2024 Senior Notes (or Refinancing Debt in respect thereof to the extent such Refinancing Debt is in compliance with the provisions of the definition of the term “Refinancing Conditions”) and its successors and permitted assigns in such capacity.

“2029 Senior Notes Trustee” means U.S. Bank National Association in its capacity as trustee for the holders of the 2029 Senior Notes (or Refinancing Debt in respect thereof to the extent such Refinancing Debt is in compliance with the provisions of the definition of the term “Refinancing Conditions”) and its successors and permitted assigns in such capacity.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Account” has the meaning set forth in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” means a Person obligated under an Account, Chattel Paper or General Intangible.

“Accounts Formula Amount” means 90% of the Value of Eligible Accounts; provided, however, that during any 85% Accounts Formula Amount Trigger Period, upon Agent providing at least five (5) days prior notice to Borrower Agent, the Accounts Formula Amount shall be 85% of the Value of Eligible Accounts.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation or combination of an Obligor or Subsidiary with another Person (other than an Obligor with an Obligor).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Agent Indemnitees” means Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

“Aggregates” means all stone, sand, gravel, limestone and similar minerals, including, but not limited to, all such materials that constitute “as-extracted collateral” under the UCC (but excluding oil and gas).

“Allocable Amount” has the meaning set forth in Section 5.10.3(b).

“Alternate Currency” means with respect to Letters of Credit, Canadian Dollars and any other currency that (x) is approved by Agent and the Issuing Banks, (y) is a lawful currency and (z) is readily and freely transferable and convertible into Dollars.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” means with respect to any Type of Loan, the respective margin set forth below, based on the Average Availability for the most recent Fiscal Quarter determined as of the most recent determination date:

Level	Average Availability	LIBOR Loans	Base Rate Loans
I	If the Average Availability is greater than the amount equal to 66% of the aggregate Revolver Commitments:	1.25%	0.00%
II	If the Average Availability is greater than the amount equal to 33% of the aggregate Revolver Commitments and less than or equal to the amount equal to 66% of the aggregate Revolver Commitments:	1.50%	0.25%
III	If the Average Availability is less than or equal to the amount equal to 33% of the aggregate Revolver Commitments:	1.75%	0.50%

As of the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following the receipt by the Agent of the financial statements and Compliance Certificate for the last calendar month in each Fiscal Quarter or, in the case of the last Fiscal Quarter of each year, for the calendar year then ended, pursuant to Section 10.1.2(a) or (b), as applicable. If Agent is unable to calculate Average Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders margins shall be determined as if Level III were applicable until the first day of the calendar month following receipt.

“Appraisal” means each appraisal that was conducted by the Agent or any of its designees prior to the Closing Date, and each appraisal that is conducted after the Closing Date pursuant to Section 10.1.1, for the purpose of calculating certain components of the Borrowing Base, in form and substance reasonably satisfactory to the Agent and performed by an appraiser that is reasonably satisfactory to the Agent. As of the Closing Date, the existing Appraisal is the September 2020 Inventory, Trucks and Machinery Appraisal.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

“Assignment and Acceptance” means an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.

“Availability” means (a) the Borrowing Base, minus (b) the principal balance of all Revolver Loans.

“Availability Reserve” means the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Dilution Reserve; (f) the amount established by Agent from time to time in its Permitted Discretion for amounts payable at the time in question by Borrowers as license or royalty fees to owners of sites of Aggregates extraction; (g) the amount established by Agent from time to time in its Permitted Discretion for the amount of all fees, taxes and other amounts payable at the time in question in respect of all licenses, registrations and other permits for Trucks and Machinery; (h) other than liabilities pursuant to any Permitted Secured Debt or the Term Loan B Facility, the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); (i) to the extent any principal amount of the 2024 Senior Notes is outstanding as of the date that is ninety (90) days prior to the maturity date of the 2024 Senior Notes or any date thereafter, the aggregate principal amount of the 2024 Senior Notes outstanding as of such date of determination; and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time. Each change to the Availability Reserve shall become effective automatically following the Required Reserve Notice, if required, with respect to such change. No reserve shall be established with respect to any specific Account, Inventory, Truck or Machinery to the extent that such item is deemed not to be an Eligible Account, Eligible Inventory, Eligible Truck or Eligible Machinery, respectively.

“Available Tenor” means as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for the Benchmark that is or may be used for determining the length of an Interest Period; or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Average Availability” means for any period, the average daily Availability during such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., a national banking association, and its successors and assigns.

“Bank of America Indemnitees” means Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

“Bank Product” means any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Obligor or Subsidiary, other than Letters of Credit.

“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations (other than in respect of any Hedging Agreement entered into and maintained in compliance with Section 10.2.14 for which the counterparty and the applicable Obligor mutually agree that a reserve shall not be required with respect thereto).

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.; provided, that in no event shall the Base Rate be less than zero.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Base Rate Revolver Loan” means a Revolver Loan that bears interest based on the Base Rate.

“Benchmark” means initially, LIBOR; provided, that if a replacement of the Benchmark has occurred pursuant to Section 3.6.2, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means (a) for purposes of Section 3.6.2(a), the first alternative set forth below that can be determined by Agent:

(i) the sum of (A) Term SOFR plus (B) 0.11448% (11.448 basis points) for an Available Tenor of one month, 0.26161% (26.161 basis points) for an Available Tenor of three months and 0.42826% (42.826 basis points) for an Available Tenor of six months; or

(ii) the sum of (A) Daily Simple SOFR plus (B) 0.11448% (11.448 basis points);

provided, that if initially LIBOR is replaced with the rate contained in clause (ii) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its discretion, and Agent notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (i) above; and (b) for purposes of Section 3.6.2(b), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case that has been selected by Agent and Borrower Agent as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time. In no event shall the Benchmark Replacement as determined above be less than zero at any time for purposes of this Agreement and the other Loan Documents. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for Agent, it shall be applied in a manner as otherwise reasonably determined by Agent.

“Benchmark Replacement Conforming Changes” means with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Base Rate, Business Day or Interest Period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means with respect to any then-current Benchmark (other than LIBOR), the occurrence of a public statement or publication of information by or on behalf of the administrator of such Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided, that, at the time of such statement or publication, there is no successor administrator satisfactory to Agent that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230

“Benefit Plan” means any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrowed Money” means with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding holdbacks, earnouts, accrued expenses and trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property (excluding holdbacks, earnouts, accrued expenses and trade payables incurred in the Ordinary Course of Business); (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

“Borrower Agent” has the meaning set forth in Section 4.4.

“Borrower Materials” means Borrowing Base information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided to the Agent by other Persons pursuant to, or as contemplated by, the terms hereof, or by Agent to Lenders.

“Borrowers” has the meaning set forth in the preamble to this Agreement, including any other Person who hereafter becomes a “Borrower” pursuant to Section 7.7.

“Borrowing” means a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

“Borrowing Base” means on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve, minus the Tax Amount; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus the Truck Formula Amount, plus the Machinery Formula Amount, minus the Availability Reserve, minus the Tax Amount; provided, notwithstanding anything herein to the contrary, in determining the Borrowing Base under this clause (b), the sum of (i) the Truck Formula Amount and (ii) the Machinery Formula Amount shall not exceed the amount equal to thirty percent (30%) of the Borrowing Base as of such date of determination. Appraisal and similar requirements with respect to Accounts, Inventory, Trucks and Machinery need not be met with regard to any Person or Property acquired pursuant to a Permitted Acquisition to the extent the aggregate contribution, as of any date of determination, of all such unappraised Persons and Property to the Borrowing Base does not exceed $15,000,000.

“Borrowing Base Certificate” means a certificate, in form and substance satisfactory to Agent in its Permitted Discretion, by which Borrowers certify calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Texas, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank eurodollar market.

“Canadian Dollars” means lawful currency of Canada.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of obligations under any Capital Lease at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

“Cash Collateral Account” means a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Agent.

“Cash Collateralize” means the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount that is due or will become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 18 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 18 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“Cash Management Services” means any services provided from time to time by a Lender or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 50% or more of the issued and outstanding voting securities within the meaning of Rule 13d-5(b) of the Exchange Act of US Concrete or (b) a Change of Control (as defined in each Senior Notes Agreement) or a “change in control” (or similar event) under or with respect to any Permitted Secured Debt or the Term Loan B Facility.

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Claims” means all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Commitment” means for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

“Commitment Termination Date” means the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

“Commodities Account Control Agreements” means the commodities account control agreements (whether in the form of an agreement, notice and acknowledgment or like instrument) to be executed by each institution maintaining a Commodities Account for an Obligor, in favor of Agent, as security for the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Sections 10.2.3 and 10.3.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrowers and Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all trade payables and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of Borrowers and Subsidiaries on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Covered Entity” means (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b), (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b) or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

“Credit Party” has the meaning set forth in Section 12.10.3.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Daily Simple SOFR” means with respect to any applicable determination date, the secured overnight financing rate published on such date by FRBNY, as administrator of the benchmark (or a successor administrator), on FRBNY’s website (or any successor source).

“Debt” means as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding accrued expenses, trade payables and other non-interest bearing unsecured liabilities incurred and being paid in the Ordinary Course of Business and deferred taxes; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or other entity in which such Person is a general partner or otherwise liable with respect to such recourse Debt.

“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” means for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

“Defaulting Lender” means any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding or taken any action in furtherance thereof, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance

Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an Equity Interest in such Lender or parent company, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts made with such Lender.

“Delayed Draw Term Loan Facility” means that certain term loan credit facility evidenced by that certain Credit and Guaranty Agreement, dated as of April 17, 2020, among US Concrete, as borrower, certain Subsidiaries of US Concrete, as guarantors, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“Deposit Account Control Agreements” means the deposit account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, as security for the Obligations.

“Depreciation Amount” means as of any date of determination, an amount equal to: (a) with respect to Eligible Trucks, the product of: (i) 1.6666% of the Net Orderly Liquidation Value of the Eligible Trucks pursuant to the most recent Appraisal multiplied by (ii) the number of months since the latest Truck Appraisal Date; adjusted upwards for depreciation attributable to any Eligible Trucks acquired since the latest Truck Appraisal Date (calculated based on 1.6666% per month of the cost of such acquired Eligible Trucks) and adjusted downwards for any depreciation attributable to Eligible Trucks disposed of since the latest Truck Appraisal Date (calculated based on 1.6666% per month of the Net Orderly Liquidation Value of such disposed of Eligible Trucks) and (b) with respect to Eligible Machinery, the product of: (i) 1.6666% of the Net Orderly Liquidation Value of the Eligible Machinery pursuant to the most recent Appraisal multiplied by (ii) the number of months since the latest Machinery Appraisal Date; adjusted downwards for any depreciation attributable to Eligible Machinery disposed of since the latest Machinery Appraisal Date (calculated based on 1.6666% per month of the Net Orderly Liquidation Value of such disposed of Eligible Machinery).

“Designated Jurisdiction” means any country or territory that is the subject of any Sanction.

“Dilution” means the aggregate amount of bad debt write-downs or write-off discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts.

“Dilution Percent” means the percent, determined for Borrowers’ most recent six calendar months, equal to (a) Dilution during such period, divided by (b) (i) cash collected from Account Debtors during such period plus (ii) Dilution during such period.

“Dilution Reserve” means a reserve established by Agent at its Permitted Discretion from time to time with respect to Dilution, in an amount equal to the amount by which the actual Dilution Percent exceeds 2.5% during any six calendar month period.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt (other than the Obligations, any Permitted Secured Debt, the Term Loan B Facility, and the Senior Notes, and as the same may be amended, replaced, renewed, refunded, refinanced, exchanged, supplemented or otherwise modified from time to time, and including increases from time to time in the principal amount thereof (including in conjunction with refinancings) to the extent such amounts are in compliance with the provisions of the definition of the term “Refinancing Conditions”) to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest (it being understood that any payment to, or on behalf of, any employees, officers or directors, of any amounts to satisfy such employee’s, officer’s or director’s tax obligations in connection with, or arising from, its exercise of its rights under the stock option plans or other benefit plans shall not be deemed to be a Distribution).

“Distribution Conditions” means with respect to any Distribution pursuant to clause (vii) of Section 10.2.3(a), the following conditions: (a) no Default or Event of Default exists and is continuing or would result on a pro forma basis immediately after giving effect to such Distribution; and (b) either one of the following conditions: (1)(i) Availability (A) for each of the thirty (30) days preceding the date of such Distribution and (B) as of the date of such Distribution after giving effect to such Distribution is greater than or equal to the greater of (I) $30,000,000 or (II) the lesser of fifteen percent (15%) of (a) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis after giving effect to such Distribution or (b) the aggregate amount of Revolver Commitments; and (ii) the Fixed Charge Coverage Ratio, determined on a pro forma basis immediately after giving effect to such Distribution for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is not less than 1.0 to 1.0; or (2) Availability (i) for each of the thirty (30) days preceding the date of such Distribution and (ii) as of the date of such Distribution after giving effect to such Distribution is greater than or equal to the greater of (A) $40,000,000 or (B) the lesser of twenty percent (20%) of (I) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis after giving effect to such Distribution or (II) the aggregate amount of Revolver Commitments; provided, upon the occurrence of a Revolver Commitments Increase Event, the $30,000,000 amount referenced in subclause (1)(i) of clause (b) of this definition and the $40,000,000 amount referenced in subclause (2) of clause (b) of this definition (or, in each case, such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event), shall automatically, without any further action or documentation required, increase by the same percentage amount as the Revolver Commitments upon such Revolver Commitments Increase Event, such that, by way of example, if the Revolver Commitments increase by twenty percent (20%) upon the Revolver Commitments Increase Event, then the $30,000,000 amount and the $40,000,000 amount herein referenced (or such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event) shall increase by twenty percent (20%).

“Disqualified Equity Interests” means with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests other than Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests other than Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Revolver Termination Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that (i) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of any of the Borrowers or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Borrower or Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed Disqualified Equity Interests and (iv) with respect to clause (d) above, Equity Interests constituting Disqualified Equity Interests when issued shall not cease to constitute Disqualified Equity Interests as a result of the subsequent extension of the Revolver Termination Date.

“Division Transaction” means (a) the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method or (b) the creation, or reorganization into, or allocation of its assets to, one or more series, in each case, within the meaning of the Delaware Limited Liability Company Act or similar statute in any other state.

“Dollar Amount” means with respect to any LC Obligation (or any risk participation therein) denominated in an Alternate Currency, the amount thereof converted to Dollars as determined by Agent or the Issuing Bank on the basis of the Spot Rate for the purchase of Dollars with such other currency.

“Dollars” means lawful money of the United States.

“Dominion Account” means a special account established by Borrowers or other Obligors at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

“Early Opt-in Effective Date” means with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to Lenders, as long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after such notice is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.

“Early Opt-in Election” means the occurrence of (a) a determination by Agent, or a notification by Borrower Agent to Agent that Borrowers have made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.6.2, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; and (b) the joint election by Agent and Borrower Agent to replace LIBOR with a Benchmark Replacement and the provision by Agent of written notice of such election to Lenders.

“EBITDA” means for any period, with respect to US Concrete and its Subsidiaries on a consolidated basis, (a) Net Income of such Person for such period, plus (b) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any provision for federal, state and local income and franchise taxes, (ii) interest expense, (iii) loss or charges from extraordinary items, including losses from the sale or other disposition of assets or any Subsidiaries, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges, non-cash impairment charges and non-cash expenses and losses for such period, (vi) the amount of any non-cash (x) compensation deduction as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants and (y) incentive compensation charges, (vii) unusual or non-recurring charges, fees and expenses which are acceptable to the Agent in its Permitted Discretion, (viii) fees, expenses and costs incurred in connection with (A) the establishment and closing of the credit facilities evidenced by the Initial Loan Agreement and this Agreement, the Delayed Draw Term Loan Facility and the Term Loan B Facility, (B) the termination of the Delayed Draw Term Loan Facility and the redemption of the outstanding 2024 Senior Notes, (C) the Senior Notes Refinancing, (D) any Permitted Secured Debt and (E) any Permitted Acquisition, (ix) relocation expenses in an aggregate amount not to exceed $3,500,000 (or such greater amount approved by Agent in its Permitted Discretion), and (x) to the extent not already included in consolidated Net Income, cash proceeds from liability casualty and business interruption insurance, minus (c) the sum of, in each case to the extent included in the calculation of such Net Income but without duplication, (i) any credit for any federal, state and local income and franchise tax, (ii) gains from extraordinary items for such period and (iii) any other non-cash gains or other items which have been added in determining Net Income, including any reversal of a change referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest. In no event shall the calculation of “EBITDA” include any gain or loss from the early extinguishment or repurchase of Debt.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“85% Accounts Formula Amount Trigger Period” means the period (a) commencing on the day that Agent in good faith determines, based on Borrower Materials, whether pursuant to the financial statements submitted pursuant to Section 10.1.2 hereof or otherwise, that the Fixed Charge Coverage Ratio for the most recent period of twelve calendar months for which financial statements were, or were required to be, delivered hereunder is less than 1.10 to 1.00 (whether or not a FCCR Trigger Period is in effect) and (b) continuing until the later of (i) the thirtieth day after the commencement of such period and (ii) the day that each of the following is true: (x) no Event of Default exists, and (y) Agent in good faith determines based on Borrower Materials, whether pursuant to the financial statements submitted pursuant to Section 10.1.2 or otherwise, that the Fixed Charge Coverage Ratio for the most recent period of twelve calendar months for which financial statements were, or were required to be, delivered hereunder is at least 1.10 to 1.00 (whether or not a FCCR Trigger Period is in effect.)

“Eligible Account” means an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, unless such Account is subject to credit support in form and substance satisfactory to the Agent, no Account shall be an Eligible Account if (a) it is unpaid for more than 90 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility under this clause (e) shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada, Puerto Rico, the United States Virgin Islands and the other United States territories; provided, with respect to all Account Debtors organized or having their principal offices or assets in the United States territories (insular areas) (other than Puerto Rico, but including the United States Virgin Islands), the aggregate amount of Eligible Accounts for such Account Debtors in excess of $10,000,000 shall not be Eligible Accounts under this clause (g); (h) it is owing by a Governmental Authority; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien, other than a Permitted Lien that is subordinate in priority to the Lien in favor of the Agent; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind that has not been delivered to Agent, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it is a contra account; (q) it is a royalty arising from a lease or license allowing the extraction of the Aggregates from the property of a Borrower; (r) it relates to the sale of Aggregates at the minehead or other site of extraction, unless an appropriate UCC-1 financing statement or mortgage in favor of the Agent complying with Section 9-502 of the UCC as to as-extracted collateral shall have been filed in the relevant real property records; or (s) as of any date of determination, the aggregate amount of all Eligible Accounts other than Accounts approved by the Agent which are unpaid for more than 60, but less than 90, days after the original due date, or more than 90, but less than 120, days after the original invoice date, exceeds $5,000,000, to the extent of such excess. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances owing to an Account Debtor more than 120 days old will be netted against such Accounts.

“Eligible Assignee” means (a) a Lender, an Affiliate of a Lender or an Approved Fund that satisfies Section 12.14; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent (which approval shall not be unreasonably withheld or delayed), which extends revolving credit facilities of this type in its Ordinary Course of Business; or (c) during an Event of Default, any Person acceptable to Agent in its Permitted Discretion.

“Eligible Inventory” means Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all material standards imposed by any Governmental Authority that has jurisdiction over such Inventory, has not been acquired from a Person that is the target of any Sanction or on any specially designated list maintained by OFAC, and does not constitute hazardous materials under any relevant Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien, other than a Permitted Lien that is subordinate in priority to the Lien in favor of Agent; (h) is within the United States, Canada or Puerto Rico, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises, unless the lessor has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established therefor; (l) is not in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established therefor; (m) is not fuel or gasoline; (n) is not goods which constitute forms or casting patterns used in the production of pre-cast Inventory; (o) is not goods which constitute personal computers (and equipment and supplies related thereto); (p) is not spare parts used in the maintenance of Trucks or Machinery, (q) is not custom Inventory manufactured for a specific project; and (r) is not Aggregates located at the site of extraction unless an appropriate UCC-1 financing statement or mortgage in favor of Agent complying with Section 9-502 of the UCC as to as-extracted collateral shall have been properly filed in the relevant real property records.

“Eligible Machinery” means the Machinery of each Borrower (a) that is owned solely by such Borrower, (b) with respect to which the Agent has a valid, perfected and enforceable first-priority Lien, subject only to Permitted Liens that are subordinate in priority to the Agent’s Lien; provided, however, until 90 days after the acquisition date of any Machinery that is evidenced by a certificate of title issued by the applicable Governmental Authority, as to the perfection and priority of the Lien on any such Machinery, the requirements of this clause (b) shall be deemed satisfied if the ownership of such Machinery is evidenced by an application for a certificate of title filed with the applicable Governmental Authority, a copy of which has been delivered to Agent, along with a receipt therefor issued by such Governmental Authority, (c) with respect to which no covenant, representation or warranty contained in any Loan Document relating to such Machinery has been breached, (d) that is not, in the Agent’s Permitted Discretion, obsolete, unmerchantable, defective or otherwise unusable and is in good working order, condition and repair (ordinary wear and tear excepted), (e) to the extent evidenced by a certificate of title, that is evidenced by a certificate of title issued by the appropriate Governmental Authority of the state in which such Machinery is registered in the name of such Borrower and which certificate of title is in the possession of the Agent or any agent or bailee acting for the Agent or the applicable Governmental Authority for lien recordation purposes; provided, however, the requirements of this clause (e) shall be deemed satisfied for a period of 90 days from the acquisition date of any Machinery that is evidenced by a certificate of title issued by the applicable Governmental Authority if ownership of such Machinery is evidenced by an application for a certificate of title in respect of such Machinery filed with the applicable Governmental Authority, a copy of which has been delivered to Agent, along with a receipt therefor issued by such Governmental Authority, (f) to the extent evidenced by a certificate of title issued by the applicable Governmental Authority, is properly registered in the name of such Borrower (or its predecessor in interest) in one of the states of the United States, provinces of Canada or Puerto Rico, as applicable, and all registration fees then due for such Machinery has been paid, (g) to the extent evidenced by a certificate of title issued by the applicable Governmental Authority, that is currently licensed for commercial use in the United States, Canada or Puerto Rico, as applicable, and is in compliance with all applicable motor vehicle laws, (h) that is insured by such Borrower pursuant to the terms of this Agreement, (i) that has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and (j) that the Agent deems to be Eligible Machinery in its Permitted Discretion. Machinery which would otherwise be eligible pursuant to the foregoing criteria but which were not owned by a Borrower on the date of the most recent Appraisal delivered to the Agent shall only become “Eligible Machinery” on the last day of any fiscal month during which (or after) such Machinery is (or was) acquired by such Borrower. Notwithstanding anything to the contrary herein, the aggregate Value of Machinery deemed eligible pursuant to the provisos contained in clause (b) or clause (e) of the definition of Eligible Machinery, shall at no time exceed $1,000,000 and no Machinery shall be deemed eligible pursuant to the provisos contained in clause (b) or clause (e) of the definition of Eligible Machinery during the continuance of an Event of Default.

“Eligible Trucks” means the Trucks of each Borrower (a) that are owned solely by such Borrower, (b) with respect to which the Agent has a valid, perfected and enforceable first-priority Lien, subject only to Permitted Liens that are subordinate in priority to the Agent’s Lien; provided, however, until 90 days after the acquisition date of any Truck, as to the perfection and priority of the Lien on any such Truck, the requirements of this clause (b) shall be deemed satisfied if the ownership of such Truck is evidenced by an application for a certificate of title filed with the applicable Governmental Authority, a copy of which has been delivered to Agent, along with a receipt therefor issued by such Governmental Authority, (c) with respect to which no covenant, representation or warranty contained in any Loan Document relating to such Truck has been breached, (d) that are not, in the Agent’s Permitted Discretion, obsolete, unmerchantable, defective or otherwise unusable and are in good working order, condition and repair (ordinary wear and tear excepted), (e) that are evidenced by a certificate of title issued by the appropriate Governmental Authority of the state in which such Truck is registered in the name of such Borrower and which certificate of title is in the possession of the Agent or any agent or bailee acting for the Agent or the applicable Governmental Authority for lien recordation purposes; provided, however, the requirements of this clause (e) shall be deemed satisfied for a period of 90 days from the acquisition date of any Truck if ownership of such Truck is evidenced by an application for a certificate of title in respect of such Truck filed with the applicable Governmental Authority, a copy of which has been delivered to Agent, along with a receipt therefor issued by such

Governmental Authority, (f) are properly registered in the name of such Borrower (or its predecessor in interest) in one of the states of the United States, provinces of Canada or Puerto Rico, as applicable, and all registration fees then due for such Truck have been paid, (g) that are currently licensed for commercial use in the United States, Canada or Puerto Rico, as applicable, and are in compliance with all applicable motor vehicle laws, (h) that are insured by such Borrower pursuant to the terms of this Agreement, (i) that has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and (j) that the Agent deems to be Eligible Trucks in its Permitted Discretion. Trucks which would otherwise be eligible pursuant to the foregoing criteria but which were not owned by a Borrower on the date of the most recent Appraisal delivered to the Agent shall only become “Eligible Trucks” on the last day of any fiscal month during which (or after) such Truck is (or was) acquired by such Borrower. Notwithstanding anything to the contrary herein, the aggregate Value of Trucks deemed eligible pursuant to the provisos contained in clause (b) or clause (e) of the definition of Eligible Trucks, shall at no time exceed $1,000,000 and no Trucks shall be deemed eligible pursuant to the provisos contained in clause (b) or clause (e) of the definition of Eligible Trucks during the continuance of an Event of Default.

“Enforcement Action” means any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

“Environmental Laws” means all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Notice” means a written notice from any Governmental Authority or other Person of any alleged noncompliance with, investigation of an alleged violation of, litigation relating to, or potential fine or liability in the amount of $100,000 or more under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including, without limitation, a warrant or right to purchase an equity security or an ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with an Obligor, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan or Multiemployer Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.

“Excluded Deposit Account” has the meaning set forth in Section 8.5.

“Excluded Property” means collectively, (i) any property to the extent that such grant of a security interest is prohibited by Applicable Law, requires a consent not obtained of any Governmental Authority (provided, however, in no event shall this include or in any way pertain to any Truck or Machinery if ownership of such Truck or Machinery is evidenced by an application for a certificate of title in respect of such Truck or Machinery filed with the applicable Governmental Authority, a copy of which has been delivered to Agent along with a receipt therefore issued by such Governmental Authority) pursuant to such Applicable Law or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than US Concrete and its Subsidiaries to terminate (or materially modify) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, pledged stock or pledged note or any applicable shareholder or similar agreement, except to the extent that such Applicable Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under the UCC or other Applicable Law; provided that from and after the Closing Date, the Obligors shall not knowingly permit to become effective in any document creating, governing, or providing for any contract, license, agreement, instrument or other document a provision which would prohibit the creation of a Lien on such license, agreement, instrument, or other document in favor of Agent with the intention of circumventing the Lien created by this Agreement, (ii) Property owned by any Obligor that is subject to a purchase money Lien or a Capital Lease permitted pursuant to Section 10.2.2, but only for so long as the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease) prohibits or requires the consent of any Person other than the Obligors and their Affiliates as a condition to the creation of any other Lien on such Property and only to the extent such prohibition or requirement is not rendered unenforceable or otherwise deemed ineffective by the UCC or any other Applicable Law, (iii) any trademark application filed on an “intent-to-use” basis, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, provided that any such trademark application shall automatically be included in the Collateral upon the filing of acceptable evidence of use of such trademark, (iv) any assets other than Trucks and Machinery the perfection of which would require notation of a lien on a certificate of title, (v) any Real Estate owned or leased by an Obligor (other than that constituting As-Extracted Collateral) and (vi) Equity Interests of any Subsidiary of US Concrete; provided, however, “Excluded Property” shall (a) not include any proceeds, substitutions or replacements of Excluded Property (unless such proceeds, substitutions or replacements would constitute Excluded Property) and (b) with respect to the exclusions set forth in clause (i) above, not be construed to limit, impair or otherwise affect the Agent’s continuing security interests in any Obligor’s rights to or interests of any Obligor in (x) monies due or to become due under any such contract, license, agreement, instrument or other document (to the extent not prohibited by such contract, license, agreement, instrument or other document and applicable law), or (y) any proceeds from the sale, license, lease or other disposition of any such contract, license, agreement, instrument or other document.

“Excluded Securities and Commodities Account” has the meaning set forth in Section 8.5.

“Excluded Swap Obligation” means with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

“Excluded Tax” means with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its income, receipts or capital (however denominated), and franchise taxes imposed on it (in lieu of such taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.9; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) taxes imposed on it by reason of Section 1471 or 1472 of the Code.

“Existing Debt” means Debt outstanding as of the Closing Date and described in Schedule 1.1(a) and any extensions, replacements or renewals thereof which do not result in an increase in the amount thereof.

“Extraordinary Expenses” means all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“FCCR Trigger Period” means the period (a) commencing on the earlier of the day that an Event of Default occurs, or the day Availability is less than the greater of (i) $20,000,000 or (ii) the lesser of ten percent (10%) of (A) the Borrowing Base or (B) the aggregate amount of Revolver Commitments, and (b) continuing until, the first date on which, during the preceding thirty (30) consecutive days, no Event of Default has existed and Availability has been greater than the greater of (i) $20,000,000 or (ii) the lesser of ten percent (10%) of (A) the Borrowing Base or (B) the aggregate amount of Revolver Commitments; provided, upon the occurrence of a Revolver Commitments Increase Event, the $20,000,000 amount referenced in subclause (i) of clause (a) above and subclause (i) of clause (b) above (or such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event), shall automatically, without any further action or documentation required, increase by the same percentage amount as the Revolver Commitments upon such Revolver Commitments Increase Event, such that, by way of example, if the Revolver Commitments increase by twenty percent (20%) upon the Revolver Commitments Increase Event, then the $20,000,000 amount herein referenced (or such amount as increased pursuant to this proviso after a Revolver Commitments Increase Event) shall increase by twenty percent (20%).

“Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded, if necessary, to the nearest 1/100th of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of US Concrete and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for US Concrete and Subsidiaries for the most recently ended trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, of (a) EBITDA minus Net Capital Expenditures to (b) Fixed Charges.

“Fixed Charges” means the sum of cash interest expense, cash principal payments (including payments permitted pursuant to Section 10.2.7) made on Borrowed Money (other than (i) the Revolver Loans and (ii) Debt refinanced with Refinancing Debt), cash Distributions (other than Upstream Payments) made, and cash federal income taxes paid net of any refunds (but in each case excluding amounts taken into account in determining EBITDA other than those specifically included by this definition); provided, however, (a) solely for purposes of calculating the Fixed Charge Coverage Ratio pursuant to Section 10.3.1 (and not for the purposes of calculating the Fixed Charge Coverage Ratio in connection with any other provision of this Agreement, including, without limitation, the definitions of “Distribution Conditions”, “Permitted Acquisition”, “Prepayment Conditions”, and “Investment Conditions”), Fixed Charges shall exclude from the calculation thereof any repurchase or retirement of warrants existing as of the Initial Closing Date pursuant to and in accordance with clause (vii) of Section 10.2.3(a), and (b) for purposes of calculating the Fixed Charge Coverage Ratio pursuant to Section 10.3.1 and pursuant to any other provision of this Agreement, including, without limitation, the definitions of “Distribution Conditions”, “Permitted Acquisition”, “Prepayment Conditions”, and “Investment Conditions”, Fixed Charges shall exclude from the calculation thereof any stock redemptions by US Concrete pursuant to and in accordance with clause (viii) of Section 10.2.3(a).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“Foreign Cash Equivalents” means with respect to any Foreign Subsidiary, (a) certificates of deposit, time deposits and bankers’ acceptances maturing within 18 months of the date of acquisition, in each case payable in lawful currency of any jurisdiction located outside of the United States where a Foreign Subsidiary is organized and issued by any commercial bank organized under the laws of such jurisdiction and having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 (calculated at then prevailing exchange rates), (b) Deposit Accounts, together with funds on deposit therein denominated in Dollars or a currency described in the preceding clause (a) maintained with any bank that satisfies the criteria described in clause (a) above, and (c) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above and has net assets of at least $500,000,000 (calculated at then prevailing exchange rates).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

“Foreign Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“FRBNY” means the Federal Reserve Bank of New York.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

“Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its Permitted Discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Guarantor Payment” has the meaning set forth in Section 5.10.3(b).

“Guarantors” means A.B. of Sayville, Ltd., a New York corporation, Alberta Investments, Inc., a Texas corporation, American Concrete Products, Inc., a California corporation, Atlas Redi-Mix, LLC, a Texas limited liability company, Beall Concrete Enterprises, LLC, a Texas limited liability company, BSLH Realty Corp, a New York corporation, Custom-Crete Redi-Mix, LLC, a Texas limited liability company, Hamburg Quarry Limited Liability Company, a New Jersey limited liability company, Master Mix Concrete, LLC, a New Jersey limited liability company, Miller Place Development LLC, a New York limited liability company, MLFF Realty Corp., a New York corporation, NYC Concrete Materials, LLC, a Delaware limited liability company, Outrigger, LLC, a Delaware limited liability company, Premco Organization, Inc., a New Jersey corporation, Redi-Mix Concrete, L.P., a Texas limited partnership, Redi-Mix, GP, LLC, a Texas limited liability company, Sierra Precast, Inc., a California corporation, Titan Concrete Industries, Inc., a Delaware corporation, USC Atlantic, Inc., a Delaware corporation, USC Management Co., LLC, a Delaware limited liability company, USC—New York Payroll, LLC, a Delaware limited liability company, USC Payroll, Inc., a Delaware corporation, WMC IP, Inc., a New Jersey corporation, WMC OP, LLC, a New Jersey limited liability company, Yardarm, LLC, a Delaware limited liability company, and each other Person who from time to time guarantees payment or performance of any Obligations.

“Guaranty” means the guaranty provided by each Guarantor hereunder, and each other guaranty agreement executed by a Guarantor in favor of Agent.

“Guaranteed Obligations” has the meaning set forth in Section 14.1.

“Hedging Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” means Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

“Initial Closing Date” means October 29, 2013.

“Initial Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Intercreditor Agreement” means (i) that certain Intercreditor Agreement dated as of June 25, 2021 by and among the Agent, the Term Loan Representative (as defined therein) and the Obligors party thereto that was executed in connection with the Term Loan B Facility and/or (ii) an intercreditor agreement substantially in the form of such Intercreditor Agreement described in clause (i) hereof or otherwise containing customary terms and conditions for comparable transactions, which shall be in form and substance reasonably acceptable to Agent, as applicable.

“Interest Coverage Ratio” means the ratio, determined on a consolidated basis for US Concrete and Subsidiaries for the most recently ended trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, of (a) EBITDA to (b) total interest expense in accordance with GAAP (including that portion attributable to Capital Leases) payable in cash in such period, net of cash interest income received in such period.

“Interest Period” has the meaning set forth in Section 3.1.3.

“Inventory” has the meaning set forth in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

“Inventory Formula Amount” means the lesser of (i) 70% of the Value of Eligible Inventory, or (ii) 90% of the product of (A) NOLV Percentage multiplied by (B) Value of Eligible Inventory.

“Inventory Reserve” means reserves established by Agent from time to time in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks (but no Inventory Reserve shall be established with respect to the NOLV Percentage of the Value of Eligible Inventory based on factors taken into account in determining the Net Orderly Liquidation Value of such Inventory).

“Investment” means an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; an advance or capital contribution to or other investment in a Person; any loans or other advances of money to any Person; or the entering into of any guarantee of, or other Contingent Obligation with respect to, Debt of any other Person.

“Investment Conditions” means with respect to any Investment in a non-wholly owned Subsidiary that is not an Obligor hereunder pursuant to clause (a) of the definition of Restricted Investment, the following conditions: (a) no Default or Event of Default exists and is continuing or would result on a pro forma basis immediately after giving effect to such Investment; and (b) either one of the following conditions: (i)(A) Availability (1) for each of the thirty (30) days preceding the date of such Investment and (2) as of the date of such Investment after giving effect to such Investment is greater than or equal to the greater of (I) $30,000,000 or (II) the lesser of fifteen percent (15%) of (a) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis after giving effect to such Investment or (b) the aggregate amount of Revolver Commitments and (B) the Fixed Charge Coverage Ratio, determined on a pro forma basis immediately after giving effect to such Investment for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is not less than 1.0 to 1.0 or (ii) Availability (A) for each of the thirty (30) days preceding the date of such Investment and (B) as of the date of such Investment after giving effect to such Investment is greater than or equal to the greater of (1) $40,000,000 or (2) the lesser of twenty percent (20%) of (I) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis after giving effect to such Investment or (II) the aggregate amount of Revolver Commitments; provided, upon the occurrence of a Revolver Commitments Increase Event, the $30,000,000 amount referenced in subclause (i)(A) of clause (b) above and the $40,000,000 amount referenced in subclause (ii) of clause (b) above (or, in each case, such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event), shall automatically, without any further action or documentation required, increase by the same percentage amount as the Revolver Commitments upon such Revolver Commitments Increase Event, such that, by way of example, if the Revolver Commitments increase by twenty percent (20%) upon the Revolver Commitments Increase Event, then the $30,000,000 amount and the $40,000,000 amount herein referenced (or such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event) shall increase by twenty percent (20%).

“IP Assignment” means a collateral assignment or security agreement pursuant to which an Obligor assigns or grants a security interest in its interests in patents, trademarks or other intellectual property to Agent, as security for the Obligations.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Bank of America or any Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.2.4.

“Issuing Bank Indemnitees” means Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“LC Application” means an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

“LC Conditions” means the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (d) the Letter of Credit and payments thereunder are denominated in Dollars or any Alternate Currency; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

“LC Documents” means all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

“LC Obligations” means the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

“LC Request” means a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

“LC Reserve” means the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.

“LCT Election” has the meaning set forth in Section 1.5(a).

“LCT Test Date” has the meaning set forth in Section 1.5(a).

“Lender Indemnitees” means Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

“Lenders” has the meaning set forth in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lending Office” means the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

“Letter of Credit” means any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

“Letter of Credit Subline” means $50,000,000.

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/100th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall LIBOR be less than zero.

“LIBOR Loan” means each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

“LIBOR Revolver Loan” means a Revolver Loan that bears interest based on LIBOR.

“License” means any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” means any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien” means any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

“Lien Waiver” means an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Limited Condition Related Transactions” has the meaning set forth in Section 1.5(a).

“Limited Condition Transaction” means (1) any Permitted Acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any dividends or Distributions on, or redemptions of, Equity Interests requiring irrevocable notice in advance thereof; provided that in the event the consummation of such dividend, Distribution or redemption shall not have occurred on or prior to the date that is sixty-five (65) days following the initial declaration of the applicable dividend, Distribution or redemption, such dividend, Distribution or redemption shall no longer constitute a Limited Condition Transaction for any purpose hereunder.

“Loan” means a Revolver Loan.

“Loan Documents” means this Agreement, Other Agreements and Security Documents.

“Loan Year” means each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

“Machinery” means with respect to each Borrower, the bulldozers, trailers, haul trucks, loaders, excavators, earth moving Equipment and related wheeled and/or tracked Equipment (other than Trucks) owned by such Borrower.

“Machinery Appraisal Date” means each date on which the Agent receives an Appraisal calculating the Net Orderly Liquidation Value of all Eligible Machinery.

“Machinery Formula Amount” means the sum of (a) 85% of the Net Orderly Liquidation Value of Eligible Machinery as of the latest Machinery Appraisal Date, minus (b) 85% of the Net Orderly Liquidation Value of Eligible Machinery that have been sold since the latest Machinery Appraisal Date, minus (c) 85% of the Depreciation Amount applicable to Eligible Machinery.

“Margin Stock” has the meaning defined in Regulation U of the Board of Governors.

“Material Adverse Effect” means the effect of any event or circumstance that, taken in conjunction with other events or circumstances, (a) has a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of the Obligors and the Subsidiaries, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) creates a material impairment on the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) has a material adverse effect on the ability of Agent or any Lender to enforce or collect the Obligations or to realize upon any material portion of the Collateral.

“Material Contract” means any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (b) that relates to the Senior Notes, the Term Loan B Facility or any Permitted Secured Debt; (c) that relates to Subordinated Debt; or (d) that relates to Debt in an aggregate amount of $15,000,000 or more.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor, Subsidiary or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions with respect to which an Obligor or Subsidiary could incur liability.

“Net Capital Expenditures” means the result, determined on a consolidated basis for US Concrete and its Subsidiaries for the most recently ended trailing twelve month period, without duplication, of: (a) the sum of all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, excluding, without duplication, (i) those financed with Borrowed Money other than Revolver Loans, (ii) any trade-in allowances, (iii) expenditures of insurance proceeds to acquire or repair any asset, (iv) leasehold improvement expenditures for which an Obligor or a Subsidiary is reimbursed by the lessor, sublessor or sublessee, and (v) consideration paid for Permitted Acquisitions; minus (b) the aggregate amount of cash, Cash Equivalents and Foreign Cash Equivalents received in connection with Asset Dispositions in the ordinary course of business (which for the avoidance of doubt shall not include the disposition of any Subsidiary, business division or business unit), excluding, without duplication, (i) any cash proceeds of any such Asset Disposition that are escrowed in accordance with the provisions of any document relating to Debt and (ii) any cash proceeds of any such Asset Disposition used to retire Debt other than the Obligations.

“Net Income” means for any period the consolidated net income (or loss) of US Concrete and its Subsidiaries determined on a consolidated basis in accordance with GAAP (for the avoidance of doubt, with respect to any Subsidiary that is not a wholly-owned Subsidiary, the net income of such Subsidiary shall be accounted for under the proportional consolidation method of accounting); provided that there shall be excluded (without duplication) (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with US Concrete or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which US Concrete or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by US Concrete or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Applicable Law applicable to such Subsidiary, and (d) the non-cash income (or non-cash losses) of any Person attributable to discontinued operations.

“Net Orderly Liquidation Value” means the net orderly liquidation value of Trucks, Inventory or Machinery, as the case may be, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent Appraisal of Borrowers’ Inventory, Trucks or Machinery, as applicable, performed by an appraiser and on terms satisfactory to Agent in its Permitted Discretion.

“Net Proceeds” means with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien (other than a Lien contractually subordinated to Agent’s Lien) on Collateral sold (or applied to fund a mandatory cash collateral or escrow account in respect of such Debt to the extent such repayment or cash collateral or escrow account funding is required in connection with such sale); (c) transfer or similar taxes; and (d) reserves for indemnities, taxes and purchase price adjustments, until such reserves are no longer needed.

“NOLV Percentage” means (i) the Net Orderly Liquidation Value of Inventory, divided by (ii) the Value of Inventory, expressed as a percentage, as determined from the most recent Appraisal of Borrower’s Inventory.

“Notice of Borrowing” means a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

“Notice of Conversion/Continuation” means a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor” means each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means the ordinary course of business of any Obligor or Subsidiary, consistent with past practices or modifications to such practices consistent with the practices of similarly situated Persons in the same industry of established reputation, and undertaken in good faith.

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Agreement” means each LC Document, fee letter, Lien Waiver, Intercreditor Agreement, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

“Other Rate Early Opt-in” means Agent and Borrower Agent have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 3.6.2(b) and clause (b) of the definition of Benchmark Replacement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” has the meaning set forth in Section 2.1.5.

“Overadvance Loan” means a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

“Participant” has the meaning set forth in Section 13.2.1.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor, Subsidiary or ERISA Affiliate or to which the Obligor, Subsidiary or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition” means any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, or a business that is similar, related, incidental, complementary or corollary thereto or a reasonable extension thereof; (d) other than as specified in the last sentence of the definition of “Borrowing Base,” prior to inclusion of the Accounts, Inventory, Trucks and Machinery acquired in connection with such Acquisition in the determination of the Borrowing Base, the Agent shall have conducted an Appraisal of such Inventory and, if required by the Agent, of such Trucks and Machinery, and Agent shall have conducted an audit and field examination of such Accounts, in each case to Agent’s satisfaction, Agent shall have implemented any applicable reserves in accordance with the provisions of the Loan Documents, and all appropriate lien filings and collateral documentation have been duly completed, executed and delivered to the Agent; (e) no Obligor shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect; (f) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition (i) is structured so that the acquired Person shall become a wholly-owned subsidiary of a Borrower or a Guarantor (other than (x) non-voting Equity Interests of such subsidiary that are issued to the seller or the management thereof, (y) nominal Equity Interests of a foreign subsidiary to satisfy the requirements of local law in such foreign jurisdiction or (z) Equity Interests of a non-wholly owned Subsidiary of such acquired Person that is in existence at the time of such Permitted Acquisition and have not been issued in contemplation of such Acquisition or such Person becoming a Subsidiary) pursuant to the terms of this Agreement, and (ii) will not result in any violation of Regulation U; (g) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1 and Liens permitted under Section 10.2.2; (h) either one of the following conditions are satisfied: (i)(A) Availability determined on a pro forma basis immediately after giving effect to the Acquisition is greater than or equal to the greater of (1) $25,000,000 or (2) the lesser of twelve and one-half percent (12.5%) of (I) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis immediately after giving effect to such Acquisition or (II) the aggregate amount of Revolver Commitments and (B) the Fixed Charge Coverage Ratio, determined on a pro forma basis immediately after giving effect to the Acquisition for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is not less than 1.0 to 1.0, whether or not a FCCR Trigger Period exists or (ii) Availability determined on a pro forma basis immediately after giving effect to the Acquisition is greater than or equal to the greater of (A) $35,000,000 or (B) the lesser of seventeen and one-half percent (17.5%) of (1) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis immediately after giving effect to such Acquisition or (2) the aggregate amount of Revolver Commitments; and (i) in the case of an Acquisition in which the purchase price exceeds $25,000,000, Borrowers deliver to Agent, at least 10 (or such shorter period as agreed to by the Agent at its sole option but in no case shorter than 5) Business Days prior to the Acquisition, current drafts of all material agreements relating thereto (and subsequent thereto any changes thereto) and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements; provided, upon the occurrence of a Revolver Commitments Increase Event, the $25,000,000 amount referenced in subclause (i)(A) of clause (h) above and the $35,000,000 amount referenced in subclause (ii) of clause (h) above (or, in each case, such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event), shall automatically, without any further action or documentation required, increase by the same percentage amount as the Revolver Commitments upon such Revolver Commitments Increase Event, such that, by way of example, if the Revolver Commitments increase by twenty percent (20%) upon the Revolver Commitments Increase Event, then the $25,000,000 amount and $35,000,000 amount herein referenced (or such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event) shall increase by twenty percent (20%).

“Permitted Asset Disposition” means as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent to the extent required by Section 5.2 hereof or any other provision of any other Loan Document, any Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Property that, in the aggregate during any 12-month period, has a fair market or book value (whichever is more) of $50,000,000 or less (provided that, if any such Property disposed of pursuant to this clause (b) is Property that was reflected on the Borrowing Base Certificate most recently delivered pursuant to Section 8.1, then the Borrower shall promptly thereafter deliver an updated Borrowing Base Certificate reflecting and giving effect to such disposition); (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) the termination of any lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a disposition of non-core assets acquired in a Permitted Acquisition; provided such disposition shall be made for fair market value if and only if the fair market value of the non-core assets subject to such disposition exceeds $750,000; (f) a sale, transfer or disposition of an account receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business and in accordance with regular collection procedures; (g) a disposition of cash, Cash Equivalents or Foreign Cash Equivalents in a manner not otherwise prohibited by the Loan Documents; (h) a sale, transfer or disposition of Real Estate that is no longer necessary in or useful to the business of US Concrete or any of its Subsidiaries in the Ordinary Course of Business; (i) a disposition resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of US Concrete or any Subsidiary; (j) a true lease or sublease of Real Estate in the Ordinary Course of Business; (k) a lease (as lessee or lessor), sublease, non-exclusive license (as licensee or licensor) or sublicense of real or personal property and a termination of such lease or license, in each case, in the Ordinary Course of Business; (l) an expiration or abandonment of Intellectual Property in the Ordinary Course of Business; or (m) approved in writing by Agent and Required Lenders.

“Permitted Consignment Inventory” has the meaning set forth in Section 8.3.3.

“Permitted Contingent Obligations” means Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification and purchase price adjustment obligations in favor of purchasers or sellers in connection with dispositions or acquisitions of Property permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $1,000,000 or less at any time.

“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Lien” has the meaning set forth in Section 10.2.2.

“Permitted Loans” means (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business up to an aggregate maximum amount of $500,000 in the aggregate at any one time outstanding; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) intercompany loans by an Obligor to another Obligor, provided each Obligor hereby agrees and acknowledges payment of such intercompany loans are subject to the subordination provisions of Section 5.10.5 and Section 14.7 hereof.

“Permitted Purchase Money Debt” means Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount outstanding at any one time does not exceed the greater of $60,000,000 or 20% of Consolidated Net Tangible Assets.

“Permitted Secured Debt” has the meaning set forth in Section 10.2.1(s).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established and currently maintained by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Platform” has the meaning set forth in Section 15.3.3.

“Prepayment Conditions” means, with respect to any payment pursuant to clause (vi) of Section 10.2.7, the following conditions: (a) no Default or Event of Default exists and is continuing or would result on a pro forma basis immediately after giving effect to such payment; and (b) either one of the following conditions: (i)(A) Availability (1) for each of the thirty (30) days preceding the date of such prepayment and (2) as of the date of such payment after giving effect to such payment is greater than or equal to the greater of (I) $30,000,000 or (II) the lesser of fifteen percent (15%) of (a) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis after giving effect to such payment or (b) the aggregate amount of Revolver Commitments and (B) the Fixed Charge Coverage Ratio, determined on a pro forma basis immediately after giving effect to such payment for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is not less than 1.0 to 1.0 or (ii) Availability (A) for each of the thirty (30) days preceding the date of such prepayment and (B) as of the date of such payment after giving effect to such payment is greater than or equal to the greater of (1) $40,000,000 or (2) the lesser of twenty percent (20%) of (I) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 determined on a pro forma basis after giving effect to such payment or (II) the aggregate amount of Revolver Commitments; provided, upon the occurrence of a Revolver Commitments Increase Event, the $30,000,000 amount referenced in subclause (i)(A) of clause (b) above and the $40,000,000 amount referenced in subclause (ii) of clause (b) above (or, in each case, such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event), shall automatically, without any further action or documentation required, increase by the same percentage amount as the Revolver Commitments upon such Revolver Commitments Increase Event, such that, by way of example, if the Revolver Commitments increase by twenty percent (20%) upon the Revolver Commitments Increase Event, then the $30,000,000 amount and the $40,000,000 amount herein referenced (or such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event) shall increase by twenty percent (20%).

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Pro Rata” means, with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

“Properly Contested” means, with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment will not have a Material Adverse Effect and will not result in forfeiture or sale of any Accounts, Inventory, Trucks or Machinery of the Obligor; (e) no Lien is imposed on any Accounts, Inventory, Trucks or Machinery of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” has the meaning set forth in Section 2.1.6.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Purchase Money Debt” means (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within ninety (90) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof (or the cost of design, construction, installation or improvement of such assets); and (c) any renewals, extensions or refinancings thereof (but excluding increases other than the amount of accrued and unpaid interest thereon and fees, costs, expenses and premiums incurred in connection therewith).

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt (and improvements, repairs, additions, attachments and accessions thereto, parts, replacements and substitutions therefor, and products and proceeds thereof) and constituting a Capital Lease or a purchase money security interest under the UCC.

“Qualified ECP” means an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Refinancing Conditions” means the following conditions for Refinancing Debt:

(a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (plus the amount of accrued and unpaid interest thereon and fees, costs, expenses and premiums incurred in connection therewith); (b) it has a final maturity date no sooner than, and a weighted average life no less than, the Debt being extended, renewed, refinanced, replaced, refunded, exchanged or converted; (c) if applicable, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed, refinanced, replaced, refunded, exchanged or converted; (d) to the extent such Debt being extended, renewed, refinanced, replaced, refunded, exchanged or converted is secured by all or any portion of the Collateral and/or subject to intercreditor arrangements for the benefit of the Lenders, such Refinancing Debt is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable (including with respect to priority) to the Lenders as those contained in the documentation governing the Debt being extended, renewed, refinanced, replaced, refunded, exchanged or converted and, in the case of any Refinancing Debt, if secured by all or any portion of the Collateral, in respect of Permitted Secured Debt or the Term Loan B Facility, (x) the respective Lien priorities in the Collateral in favor of Agent, for the benefit of the Secured Parties, and in favor of the holders of such Refinancing Debt shall be the same as provided in the Intercreditor Agreement (i.e., the scope of the ABL Priority Collateral and priority of Agent’s Lien therein shall not change) or shall be more favorable to Agent and Secured Parties, and either the Intercreditor Agreement as in effect at such time remains in effect with respect to such Refinancing Debt or satisfactory executed intercreditor documents between Agent and the holders of such Refinancing Debt (or a trustee, agent or other representative on their behalf) shall have been agreed to by Agent and (y) to the extent an Intercreditor Agreement is then in effect and applicable to such Refinancing Debt, the ABL Cap Amount (as defined in the Intercreditor Agreement) is equal to at least 115% of the aggregate Revolver Commitments at such time or is eliminated or any cap contained in the relevant executed satisfactory intercreditor documentation (if any) between the holders of such Refinancing Debt (or a trustee, agent or other representative on their behalf) and the Agent as to the aggregate outstanding principal amount of Loans and LC Obligations as to which the first priority Lien of Agent, for the benefit of the Secured Parties, in the Collateral shall have priority over the Lien of the holders of such Refinancing Debt, shall be no less than 115% of the aggregate Revolver Commitments; (e) if such Debt being extended, renewed, refinanced, replaced, refunded, exchanged or converted is unsecured, such Debt being extended, renewed, refinanced, replaced, refunded, exchanged or converted is either unsecured or, if secured, subject to Liens only to the extent expressly permitted under this Agreement; (f) no additional Person is obligated on such Debt other than Persons that are Borrowers or Guarantors under this Agreement; (g) upon giving effect to it, no Default or Event of Default exists; (h) in the case of Refinancing Debt in respect of the Senior Notes, the Term Loan B Facility or any Permitted Secured Debt, the Refinancing Debt shall not provide for or permit amortization or similar scheduled principal payments in excess of 5% per annum prior to the Revolver Termination Date; (i) in the case of Refinancing Debt in respect of any Permitted Secured Debt, such Refinancing Debt shall also satisfy each of the conditions for incurrence set forth in Section 10.2.1(s) and (j) in the case of Refinancing Debt in respect of the Term Loan B Facility (or any Refinancing Debt thereof), such Refinancing Debt shall also satisfy each of the conditions set forth in clauses (ii) through (viii) of Section 10.2.1(s) (it being understood that clause (vi) of Section 10.2.1(s) shall not apply to the extent such Debt is unsecured).

“Refinancing Debt” means Borrowed Money that is the result of an extension, renewal, refinancing, replacement, refunding, exchange or conversion of Debt incurred as permitted under Section 10.2.1(b), (d), (f), (h), (n), (q), (r), (s) or (u).

“Reimbursement Date” has the meaning set forth in Section 2.2.2(a).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or FRBNY, or any successor thereto.

“Rent and Charges Reserve” means a reserve established in Agent’s Permitted Discretion equal to the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person (or such other amount as determined by Agent in its Permitted Discretion), unless it has executed a Lien Waiver.

“Report” has the meaning set forth in Section 12.2.3.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, subject in each case to Section 4.2, (a) if there are two or less Lenders, all Lenders, and (b) if there are two or more Lenders, at least two Lenders, which together have (i) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments, and (ii) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that, in each case the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation. For purposes of determining the number of Lenders under this definition, a Lender and any other Lenders that are Affiliates or Approved Funds of such Lender shall be counted as a single Lender.

“Required Reserve Notice” means (a) so long as no Event of Default has occurred and is continuing, at least three days’ advance notice to Borrower Agent, (b) if an Event of Default has occurred and is continuing, one days’ advance notice to Borrower Agent; and (c) if determined to be appropriate by the Agent in its Permitted Discretion to protect the interests of the Lenders, no advance notice to Borrower Agent.

“Rescindable Amount” has the meaning set forth in Section 12.10.3.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” means any Investment by an Obligor or Subsidiary, other than (a) Investments in Subsidiaries existing on the Closing Date and Subsidiaries (other than Foreign Subsidiaries) established thereafter in accordance with Section 10.1.9; provided, any Investment hereafter in a non-wholly owned Subsidiary that is not an Obligor hereunder may be made only so long as all of the Investment Conditions are satisfied with respect thereto; (b) Cash Equivalents and Foreign Cash Equivalents; (c) Permitted Loans; (d) Permitted Acquisitions; (e) Investments of any Person at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower (including in connection with a Permitted Acquisition) as long as such Investments were not made in contemplation of such Person becoming a Subsidiary of such Borrower or of such merger or consolidation; (f) Investments in existence or contemplated on the Closing Date and described in Schedule 1.1(b) and any extensions, replacements or renewals thereof which do not result in an increase in the amount thereof; (g) notes payable, or stock or other securities issued by Account Debtors to an Obligor pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business; (h) Investments received in connection with the dispositions of assets permitted by Section 10.2.5; (i) Investments constituting deposits described in Section 10.2.2(e); (j) earnest money required in connection with and to the extent permitted by Permitted Acquisitions; (k) other Investments made after the Closing Date not to exceed in the aggregate $20,000,000 at any time outstanding; (l) Investments (in the form of equity investments, loans or otherwise) in one or more Foreign Subsidiaries that serve as acquisition or merger vehicles of any Permitted Acquisition with respect to foreign assets or foreign Persons in an amount not to exceed the purchase price and transaction costs with respect to such Permitted Acquisition; provided, if such Permitted Acquisition is not consummated within one hundred twenty (120) days of such Investment, such Foreign Subsidiary or Foreign Subsidiaries shall return the full amount of such Investment to the applicable Obligor or Subsidiary, net of costs and expenses incurred in connection with such Permitted Acquisition; (m) Investments in Foreign Subsidiaries solely by transferring or contributing assets of, or Equity Interests in, other Foreign Subsidiaries; (n) Investments (in the form of equity investments, loans or otherwise) by any Subsidiary that is not an Obligor in another Subsidiary that is not an Obligor; (o) Investments (in the form of equity investments, loans or otherwise) made after the Closing Date by Obligors in Subsidiaries that are not Obligors not to exceed $20,000,000 in the aggregate at any time outstanding; (p) Investments made after the Closing Date in joint ventures of the Obligors or any of their Subsidiaries not to exceed in the aggregate $15,000,000 at any time outstanding and so long as the business of such joint venture is consistent with the business of the Obligors permitted under Section 10.2.15; (q) Investments in any Hedging Agreement permitted under Section 10.2.14; (r) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure (or transfer in lieu of foreclosure) with respect to any secured Investment or other transfer of title with respect to any secured Investment; (s) Investments made in the Ordinary Course of Business in connection with obtaining, maintaining or renewing client contracts; (t) prepayments and other credits to suppliers in the Ordinary Course of Business; and (u) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of US Concrete. If the applicable Investment involves a transfer of any Property that was reflected on the Borrowing Base Certificate most recently delivered pursuant to Section 8.1, then the Borrowers shall promptly thereafter deliver an updated Borrowing Base Certificate reflecting and giving effect to such Investment.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets to Agent for the benefit of the Secured Parties, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Revolver Commitment” means for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party, and as such Revolver Commitment may be adjusted from time to time in accordance with the provisions of Section 2.1.4, 2.1.7 or 11.2. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolver Commitments Increase Event” has the meaning set forth in Section 2.1.7.

“Revolver Loan” means a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

“Revolver Termination Date” means the date that is the earlier of: (a) June 25, 2026 or (b) ninety (90) days prior to the maturity of the 2024 Senior Notes if on such date more than $50,000,000 in aggregate principal amount of the 2024 Senior Notes is outstanding.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Bank Product Obligations” means Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider” means (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

“Secured Parties” means Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

“Securities Account Control Agreements” means the securities account control agreements (whether in the form of an agreement, notice and acknowledgment or like instrument) to be executed by each institution maintaining a Securities Account for an Obligor, in favor of Agent, as security for the Obligations.

“Security Documents” means the Guaranties, IP Assignments, Deposit Account Control Agreements, Securities Account Control Agreements, Commodities Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Notes” means the 2024 Senior Notes and the 2029 Senior Notes.

“Senior Notes Agreement(s)” means (a) that certain Indenture by and among the 2024 Senior Notes Trustee and the obligors party thereto relating to the 2024 Senior Notes and (b) that certain Indenture by and among the 2029 Senior Notes Trustee and the obligors party thereto relating to the 2029 Senior Notes, in each case as the same may be amended, replaced, renewed, refunded, refinanced, exchanged, supplemented or otherwise modified from time to time, and including increases from time to time in the principal amount thereof (including in conjunction with refinancings) to the extent such amounts are in compliance with the provisions of the definition of the term “Refinancing Conditions”.

“Senior Notes Documents” means the Senior Notes Agreements and the documents and supplements executed in connection therewith.

“Senior Notes Refinancing” the refinancing and replacement of the existing Senior Notes to the extent such refinancing and replacement is in compliance with the provisions of the definition of the term “Refinancing Conditions”.

“Senior Officer” means the chairman of the board, president, chief executive officer, chief financial officer, or vice president of finance, secretary, controller, treasurer or similar officer of a Borrower or, if the context requires, an Obligor.

“Senior Secured Leverage Ratio” means, as of the end of the applicable period, the ratio of (a) the aggregate amount of Debt (excluding any reimbursement obligations with respect to letters of credit not drawn) of the Obligors that is secured by Liens on the Property of the Obligors as of the end of such period to (b) EBITDA for such period.

“September 2020 Inventory, Trucks and Machinery Appraisal” means that certain appraisal of the Trucks and Machinery of U.S. Concrete, Inc. by Hilco Valuation Services, LLC, with a report date of September 15, 2020 and certain appraisal of the Inventory of U.S. Concrete, Inc. by Hilco Valuation Services, LLC, with a report date of September 25, 2020.

“Settlement Report” means a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

“SOFR” means the secured overnight financing rate published on such date by FRBNY.

“SOFR Early Opt-in” means Agent and Borrower Agent have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 3.6.2(a) and clause (a) of the definition of Benchmark Replacement.

“Solvent” means, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Obligor” means an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

“Spot Rate” means on any day with respect to any Alternate Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (Dallas, Texas time) on such day on the Reuters World Currency Page for such currency or such other publicly available service for displaying exchange rates as may be agreed upon by Agent and the Borrower Agent, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (Dallas, Texas time) on such date for the purchase of Dollars for delivery two Business Days later. Once the Spot Rate is revalued by Agent or the Issuing Bank, as applicable, it will advise the Borrower Agent of the new Spot Rate.

“Stock Redemption Conditions” means with respect to any Distribution pursuant to clause (viii) of Section 10.2.3(a), the following conditions: (a) no Default or Event of Default exists and is continuing or would result on a pro forma basis immediately after giving effect to such Distribution; (b) such stock redemption is paid with cash on hand of US Concrete; (c) the aggregate consideration of all stock redemptions permitted under clause (viii) of Section 10.2.3(a) shall not be greater than $50,000,000; and (d) there shall be no Revolver Loans outstanding immediately prior to and after giving effect to such Distribution.

“Subordinated Debt” means Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

“Subsidiary” means, (i) as to any Obligor, any Person in which more than fifty percent (50%) of all voting securities or Equity Interests is owned directly or indirectly by such Obligor or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than fifty percent (50%) of all voting securities or Equity Interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Swap Obligation” means with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Loan” means any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Tax Amount” means the amount established by Agent from time to time in its Permitted Discretion for the amount of all the Borrowers’ accrued and unpaid sales, use, fuel and excise taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan B Facility” means that certain term loan credit facility evidenced by that certain Credit and Guaranty Agreement, dated as of June 25, 2021, among US Concrete, as borrower, certain Subsidiaries of US Concrete, as guarantors, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, replaced, renewed, refunded, refinanced, exchanged, supplemented or otherwise modified from time to time, in whole or in part, whether with the same or different agents and lenders, and including increases from time to time in the principal amount thereof (including in conjunction with refinancings) to the extent such increased amount are in compliance with the provisions of the definition of the term “Refinancing Conditions”.

“Term SOFR” means for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of such Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Trigger Period” means the period (a) commencing on the earlier of the day that an Event of Default occurs, or the day Availability is less than the greater of (i) $25,000,000 or (ii) the lesser of twelve and one-half percent (12.5%) of (A) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 or (B) the aggregate amount of Revolver Commitments, and (b) continuing until, the first date on which, during the preceding thirty (30) consecutive days, no Event of Default has existed and Availability has been greater than the greater of (i) $25,000,000 or (ii) the lesser of twelve and one-half percent (12.5%) of (A) the Borrowing Base as set forth on the most recent Borrowing Base Certificate that has been delivered or was required to be delivered by Borrowers pursuant to Section 8.1 or (B) the aggregate amount of Revolver Commitments; provided, upon the occurrence of a Revolver Commitments Increase Event, the $25,000,000 amount referenced in subclause (i) of clause (a) above and subclause (i) of clause (b) above (or such amounts as increased pursuant to this proviso after a Revolver Commitments Increase Event), shall automatically, without any further action or documentation required, increase by the same percentage amount as the Revolver Commitments upon such Revolver Commitments Increase Event, such that, by way of example, if the Revolver Commitments increase by twenty percent (20%) upon the Revolver Commitments Increase Event, then the $25,000,000 amount herein referenced (or such amount as increased pursuant to this proviso after a Revolver Commitments Increase Event) shall increase by twenty percent (20%).

“Truck Appraisal Date” means each date on which the Agent receives an Appraisal calculating the Net Orderly Liquidation Value of all Eligible Trucks.

“Truck Formula Amount” means the sum of (a) 85% of the Net Orderly Liquidation Value of Eligible Trucks as of the latest Truck Appraisal Date, plus (b) 80% of the cost of Eligible Trucks (net of any discounts, rebates or credits and excluding any fees, expenses, sales taxes, other taxes and delivery charges) acquired since the latest Truck Appraisal Date minus (c) 85% of the Net Orderly Liquidation Value of Eligible Trucks that have been sold since the latest Truck Appraisal Date, minus (d) 85% of the Depreciation Amount applicable to Eligible Trucks.

“Trucks” means with respect to each Borrower, the ready-mix concrete trucks and the mixing drums affixed thereto owned by such Borrower.

“Type” means any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

“Unused Line Fee Rate” means a per annum rate equal to (i) 0.375% if the sum of the average daily balance of Revolver Loans and stated amount of Letters of Credit for the most recent month is less than the amount equal to 50% of the aggregate Revolver Commitments or (ii) 0.250% if the sum of the average daily balance of Revolver Loans and stated amount of Letters of Credit for the most recent month is greater than or equal to the amount equal to 50% of the aggregate Revolver Commitments.

“Upstream Payment” means a Distribution by a Subsidiary of an Obligor to such Obligor.

“Value” means (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis or average cost basis consistent with the most recent audited financial statements of the Borrowers, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; and (c) for a Truck or a Machinery, its value determined on the basis of fair market or book value (whichever is more).

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with generally accepted accounting principles in effect in the United States applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements, except for any change required or permitted by such generally accepted accounting principles if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Sections 10.2 and 10.3 are amended in a manner satisfactory to Required Lenders and Borrower Agent to take into account the effects of the change. For purposes of determining any “extraordinary” item, extraordinary shall be determined in accordance with GAAP as in effect prior to Accounting Standards Update No. 2015-01

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Texas from time to time: “As-Extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Deposit Account,” “Document,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” “Securities Account” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references in the Loan Documents to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole discretion of such Person exercised in good faith. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and (subject to Section 1.2) all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5. Limited Condition Transactions.

(a) When (i) calculating the availability under any basket set forth in this Agreement, (ii) determining compliance with any provision of this Agreement that requires the calculation of any financial ratio or test, (iii) determining compliance with any provision of this Agreement that requires that no Default or Event of Default has occurred, is continuing or would result therefrom or (iv) making or determining the accuracy of any representations and warranties, in each case, in connection with the consummation of any Limited Condition Transaction and any actions or transactions related thereto undertaken solely in order to consummate such Limited Condition Transaction in accordance with its terms (including Acquisitions, Investments, the incurrence or issuance of Debt and the use of the proceeds thereof, the incurrence of Liens, repayments and Distributions) (such actions or transactions related thereto, the “Limited Condition Related Transactions”), in each case, at the option of the Obligors (the Obligors’ election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, ratio or test and whether any such action or transaction is permitted under this Agreement shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event) and if, after giving pro forma effect to the Limited Condition Transaction and any Limited Condition Related Transactions, the Obligors or any of their Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such basket, ratio or test (and any related requirements and conditions), such basket, ratio or test (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied); provided that compliance with such baskets, ratios or tests (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date and at or prior to the consummation of such Limited Condition Transaction and any Limited Condition Related Transactions.

(b) For the avoidance of doubt, if the Obligors’ have made an LCT Election, (1) if any of the baskets, ratios or tests for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such basket, ratio or test at or prior to the consummation of the applicable Limited Condition Transaction and any Limited Condition Related Transactions, such baskets, ratios or tests will be deemed not to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any basket, ratio or test in connection with any action or transaction unrelated to such Limited Conditional Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such basket, ratio or test shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

(c) Notwithstanding anything in this Section 1.5 to the contrary, (i) the funding of any Loans and the issuance of any Letters of Credit shall remain subject to the conditions precedent set forth in Section 6.2 irrespective of whether used in connection with any Limited Condition Transaction (whether at the time of consummation of such Limited Condition Transaction or otherwise), (ii) the date of determination of whether any applicable condition requiring a minimum amount of Availability (including the calculation of the Borrowing Base) has been satisfied under this Agreement in connection with any Limited Condition Transaction or any Limited Condition Related Transaction shall be the LCT Test Date and the date of consummation of such Limited Condition Transaction and each such Limited Condition Related Transaction, and (iii) solely with respect to Events of Default under Sections 11.1(a) and 11.(j) hereof, the date of determination of whether any such Event of Default has occurred, is continuing or would result therefrom, shall be the LCT Test Date and the date of consummation of such Limited Condition Transaction and each such Limited Condition Related Transaction.

SECTION 2. CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. On the Closing Date, the “Revolver Loans” and “Revolver Commitments” (each as defined in the Initial Loan Agreement) held by the Lenders shall be deemed to be Revolver Loans and Revolver Commitments under this Agreement. Each Lender hereby agrees, subject to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note evidencing its Revolver Loans.

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations in accordance with this Agreement; and (c) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 Business Days’ prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Subject to Section 2.1.4(c), any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 5 Business Days’ prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction (in the aggregate for all Lenders) shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

(c) A notice of termination or reduction of the Revolver Commitments pursuant to this Section 2.1.4 delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

2.1.5. Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, either if (a) no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days and (ii) the Overadvance is not known by Agent to exceed $25,000,000, or (b) regardless of whether an Event of Default exists, Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $25,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7. Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent (a “Revolver Commitments Increase Event”), as long as (i) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Agent, (ii) increases under this Section 2.1.7 after the Closing Date do not exceed $150,000,000 in the aggregate and no more than three increases are made, (iii) no reduction in Revolver Commitments pursuant to Section 2.1.4 has occurred after the Closing Date and prior to the requested increase, (iv) the requested increase does not cause (1) this Agreement to cease being an “ABL Agreement” pursuant to any Intercreditor Agreement (if then in effect) or enjoy similar rights and benefits under any intercreditor agreement (if any) relating to any Refinancing Debt refinancing or refunding the Senior Notes, the Term Loan B Facility or any Permitted Secured Debt, or (2) the Revolver Commitments to cease being “Permitted Indebtedness” (or similar term) under the Senior Notes Agreements, the Term Loan B Facility, any Permitted Secured Debt or under any comparable agreement relating to any Refinancing Debt in respect of the Senior Notes, the Term Loan B Facility or any Permitted Secured Debt, and (v) concurrently with or prior to giving effect to such proposed increase, the “ABL Cap Amount” (or similar term) set forth in any Intercreditor Agreement (if then in effect) is amended to increase such ABL Cap Amount (or similar term) by 115% of such requested increase. Agent shall promptly notify the Lenders of the requested increase and, within ten (10) Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in consultation with Borrower Agent, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Obligors, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Revolver Commitments. In no event shall the provisions of this Section 2.1.7 or any other provision of this Agreement or any other Loan Document be deemed to create any obligation on the part of any Lender to agree to any increase in the Revolver Commitments and Borrowers agree that any such increase shall be at the sole option of each Lender.

2.2. Letter of Credit Facility.

2.2.1. Issuance of Letters of Credit. Borrowers acknowledge and agree that, as of the Closing Date, the “Letters of Credit” listed on Schedule 2.2.1 have been issued and are outstanding under the Initial Loan Agreement. On the Closing Date, such “Letters of Credit” automatically, and without any action on the part of any Person, shall be deemed to be Letters of Credit issued hereunder for all purposes. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The increase, renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the gross negligence or willful misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. It being understood that in the case of a Letter of Credit denominated in an Alternate Currency, the amount of such Letter of Credit to be reimbursed by the Borrowers under this Section 2.2.2 shall be determined by taking the Dollar Amount of such Letter of Credit.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time. It being understood that in the case of a Letter of Credit denominated in an Alternate Currency, the amount of such Lender’s payment in respect of such Letter of Credit under this Section 2.2.2 shall be determined by taking the Dollar Amount of such Letter of Credit.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions from Required Lenders.

2.2.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. In addition, following any such Cash Collateralization, the Agent may request at any time and from time to time that the relevant Borrower provide additional Cash Collateral to ensure that the amount deposited as Cash Collateral is in an amount equal to 105% of the Fronting Exposure after giving effect to any exchange rate fluctuation with respect to Letters of Credit denominated in a currency other than Dollars. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which (i) accepts such appointment and (ii) as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for such Base Rate Loan; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Loans; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for the related Base Rate Loans.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining LIBOR or with respect to any alternate or replacement for or successor to any such rate, any Benchmark Replacement Conforming Changes, or the effect of any of the foregoing.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party.

Unless specifically provided for otherwise in this Agreement or any other Loan Document, amounts payable under clauses (a) and (b) of the preceding sentence shall be limited to out-of-pocket amounts paid by the Agent. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, after giving effect to any applicable reduced or alternative fee billing arrangements that Agent may have with such professionals with respect to this transaction. In addition to the Extraordinary Expenses of Agent, upon the occurrence and during the continuance of an Event Default, Borrowers shall reimburse Lenders for the reasonable and documented fees, charges and disbursements of one counsel (and if necessary, of one local counsel in each other relevant jurisdiction (which may include a local counsel acting in each of multiple jurisdictions)) for the Lenders, as a whole, in connection with the enforcement, collection or protection of their respective rights under the Loan Documents, including all such expenses incurred during any workout, restructuring or Insolvency Proceeding; provided, that, notwithstanding anything to the contrary herein, in the event that there is a conflict of interest amongst the Lenders on the one hand or the Agent and the Lenders on the other hand, the Lenders may engage and be reimbursed for one additional counsel, subject to the foregoing limitations. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due five (5) Business Days after demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternate Currency in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates.

3.6.1. Subject to Section 3.6.2 through Section 3.6.5 below, Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request with respect to a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate) or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan, and Agent may (or shall upon request by Required Lenders) immediately convert any affected LIBOR Loan to a Base Rate Loan.

3.6.2. Replacement of LIBOR. Notwithstanding anything to the contrary herein or in any other Loan Document,

(a) on March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. Dollar LIBOR tenor settings. On the earliest of (i) the date that all Available Tenors of U.S. Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (ii) June 30, 2023, and (iii) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis;

(b) (i) upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by Agent that neither of the alternatives under clause (a) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to Lenders, without any amendment to, or further action or consent of any other party to, any Loan Document as long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided, that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of Benchmark Replacement unless Agent determines that neither of such alternative rates is available; and (ii) on the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes under the Loan Documents in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, any Loan Document; and

(c) at any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrowers’ receipt of notice from Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based on the Benchmark will not be used in any determination of Base Rate.

3.6.3. Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.6.4. Notice. Agent will promptly notify Borrower Agent and Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

3.6.5. Term Tenors. At any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings; and (b) Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, that if the Lender notifies Borrower Agent (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrower Agent’s receipt of the notice.

3.7.4. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation; Replacement of Lenders under Certain Circumstances. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Borrowers shall be permitted to replace any Lender that gives a notice under Section 3.5 or 3.6 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, with a replacement lender; provided that (i) no Event of Default shall have occurred and be continuing at the time of such replacement, (ii) the replacement lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the replacement lender, if not an Eligible Assignee, shall be satisfactory to the Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.3, (v) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.5 or 3.7, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Agent or any other Lender shall have against the replaced Lender.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 3.8 or 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (the “Maximum Rate”). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by any Obligor of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or Lenders to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall any Obligor be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), each Obligor stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to the Obligors, it being the intent of the parties hereto not to enter into an usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and neither Agent nor any Lender intends to collect any unearned Interest in the event of any such acceleration. Each Obligor recognizes that, with fluctuations in the rates of interest set forth in this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Obligor covenants that (i) the credit or return of any Excess shall constitute the acceptance by each Obligor of such Excess, and (ii) each Obligor shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from any Obligor in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Obligors, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Obligor and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by the Obligors, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.10.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 2:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 2:00 p.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers maintain any disbursement account with Agent or any Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the date of such presentation, in the amount of the Payment Item. The proceeds of such Revolver Loan may be disbursed directly to the disbursement account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 3:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 4:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $15,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender.

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares; provided, however, that in no event will any Lender be required to fund or participate in Loans or Letters of Credit if as a result of such funding or participation the aggregate amount of such Lender’s Revolver Loans and participations in LC Obligations would exceed its Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof. No more than ten (10) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates US Concrete (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination . On the effective date of the termination of all Commitments, the outstanding Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). Until Full Payment of the outstanding Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Sections 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the outstanding Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans. It being understood and agreed that any LC Obligations denominated in an Alternate Currency shall be made in Dollars in the Dollar Amount of the Alternate Currency.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Concurrently with (a) any Asset Disposition of ABL Priority Collateral (including any Machinery) (i) that occurs during a Trigger Period or the immediate effect of which disposition will be the commencement of a Trigger Period or (ii) which disposition is not permitted by the provisions of this Agreement or (b) any other Asset Disposition of (i) Trucks that have a fair market or book value (whichever is more) of at least $1,000,000 or (ii) Inventory that has a fair market or book value (whichever is more) of at least $1,000,000, or (iii) Accounts that have a fair market or book value (whichever is more) of at least $250,000 or (iv) Machinery that has a fair market or book value (whichever is more) of at least $1,000,000, Borrowers shall prepay Revolver Loans in an amount equal to the Net Proceeds of such Asset Disposition, provided that any such prepayment shall not waive any Default or Event of Default otherwise arising under this Agreement due to such Asset Disposition. Subject to Section 2.1.5, notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3. Payment of Other Obligations. Obligations other than Loans and LC Obligations, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within five (5) Business Days of demand.

5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5. Application and Allocation of Payments.

5.5.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its Permitted Discretion.

5.5.2. Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral (subject to the Intercreditor Agreement), setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations constituting interest (other than Secured Bank Product Obligations);

(f) sixth, to Cash Collateralization of LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Amounts distributed with respect to any Secured Bank Product Obligation shall be calculated using the methodology reported to Agent for such Obligation (but no greater than the maximum amount reported to Agent). Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.5.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6. Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any FCCR Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7. Account Stated. The Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8. Taxes.

5.8.1. Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.9 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2. Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section but excluding any amounts directly attributable to such indemnitee’s gross negligence or willful misconduct) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.9. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.9. Lender Tax Information.

5.9.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.9.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.9.3. Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.10. Nature and Extent of Each Borrower’s Liability.

5.10.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by

Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.10.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-Obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent or any Lender may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, this Agreement and the Lenders obligations to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder shall become effective on the date on which (such date, the “Closing Date”) each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, except with respect to Liens that are not required under this Agreement and the other Loan Documents to be perfected, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to any Loan funded on the date hereof and any other transactions (including any other Debt incurred) on the date hereof: (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received a written opinion of Akin Gump Strauss Hauer & Feld LLP, as well as any local counsel to Borrowers or Agent reasonably requested by Agent, in form and substance satisfactory to Agent.

(f) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g) No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2020.

(h) No action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect shall have occurred.

(i) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(j) The Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information that they reasonably determine is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT and Beneficial Ownership Regulation, to the extent reasonably requested at least ten (10) Business Days prior to the Closing Date. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(k) Agent shall have received evidence of the repayment of all Debt owing under, and the termination of all commitments in respect of, the Delayed Draw Term Loan Facility pursuant to documentation reasonably satisfactory to Agent.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has delivered a signature page to this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable to a Lender or Agent unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) no Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) the representations and warranties of the Obligors in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Commodities Accounts, Deposit Accounts and Securities Accounts, including all cash, checks and other evidences of payment, marketable securities, securities entitlements, financial assets and other funds or Property held in or on deposit in any of the foregoing, in each case, to the extent any of the proceeds of Collateral are deposited therein;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory (including As-Extracted Collateral), Equipment (including all Trucks and Machinery), and Fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all As-Extracted Collateral;

(m) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document, “Collateral” shall not include any Excluded Property, in each case only for so long as such item of Property continues to constitute Excluded Property, and thereafter shall constitute Collateral.

The security interests and Liens granted in the Collateral are given in renewal, confirmation, extension and modification, but not in extinguishment, of the security interests and Liens previously granted in the Collateral pursuant to the Loan and Security Agreement, dated as of August 31, 2012, among US Concrete, the other Borrower party thereto, the Guarantors party thereto, the Lenders party thereto and Agent, the First Amended and Restated Loan and Security Agreement, dated as of October 29, 2013, the Second Amended and Restated Loan and Security Agreement, dated as of November 18, 2015 and the Initial Loan Agreement; such prior security interests and Liens are not extinguished hereby; and the making, perfection and priority of such prior security interests and Liens shall continue in full force and effect.

7.2. Liens on Deposit Accounts, Securities Accounts and Commodity Accounts; Cash Collateral.

7.2.1. Deposit Accounts, Securities Accounts and Commodity Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account (including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept) and all amounts credited to, and all financial assets and other funds or Property held in, any Securities Account and/or Commodities Account of such Obligor. Each Obligor hereby authorizes and directs each bank or other depository, securities intermediary or commodities intermediary, as applicable, to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor (other than Excluded Deposit Accounts) and all Investment Property, funds, commodity contracts and other Property credited to or held in any Securities Account or Commodity Accounts, as applicable (other than Excluded Securities and Commodities Accounts), without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Obligors, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3. Real Estate Collateral.

7.3.1. [Reserved].

7.3.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Obligor hereby transfers and assigns to Agent all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent reasonably deems appropriate to subject such claim to a duly perfected, first priority (or second priority, to the extent such Property is “priority collateral” (or similar term) for the Term Loan B Facility or Permitted Secured Debt under the Intercreditor Agreement) Lien in favor of Agent.

7.4.2. Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Commodity Accounts, Deposit Accounts, Securities Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights, in each case with a nominal value in excess of $200,000 and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority (or second priority, to the extent such Property is “priority collateral” (or similar term) for the Term Loan B Facility or Permitted Secured Debt under the Intercreditor Agreement) Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6. Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Additional Borrowers. Borrower Agent may designate any Subsidiary as a Borrower under this Agreement and the other Loan Documents upon satisfaction of each of the following conditions, provided that such Subsidiary owns Eligible Accounts, Eligible Inventory, Eligible Trucks or Eligible Machinery:

(a) Borrower Agent shall have delivered to the Agent a written notice requesting that such Subsidiary be designated as a new Borrower.

(b) The Agent shall have received a duly executed supplement to this Agreement and any other applicable Loan Documents joining such Subsidiary as a Borrower hereunder (such supplement to be in form and substance reasonably satisfactory to the Agent) and such other documents or agreements as Agent may request in its Permitted Discretion.

(c) Such Subsidiary shall deliver to the Agent such documents and certificates referred to in Section 6.1(d) as may be reasonably requested by the Agent (it being agreed by US Concrete that, if the designation of such Subsidiary as a Borrower obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures or the Beneficial Ownership Regulation in circumstances where the necessary information is not already available to it, US Concrete shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out, and be satisfied it has complied with the results of, all necessary “know your customer”, Beneficial Ownership Regulation or other similar checks under all Applicable Law).

(d) If not previously granted to the Agent under this Agreement, as so supplemented, and the Security Documents, such Subsidiary shall grant a security interest in all Collateral owned by such Subsidiary by delivering to the Agent a duly executed supplement to each applicable Security Document or such other documents as the Agent shall reasonably deem appropriate for such purpose.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 20th day of each month (or on the succeeding Business Day, if the applicable day is not a Business Day), Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and during any Trigger Period Borrowers shall also deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate on a weekly basis, and in no event later than the 5th day of each week, prepared as of the close of the last day of the preceding week; provided, however, that during any period when an Event of Default exists, Borrowers shall deliver a Borrowing Base Certificate as frequently as shall be requested by Agent. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and, in its Permitted Discretion, after Required Reserve Notice (provided that in no event shall such a Required Reserve Notice be required prior to or in connection with denying a request for a Revolver Loan due to insufficient Availability resulting from an adjustment in the calculation of Availability as contemplated by this Section), adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve, but in each case without duplication of (i) factors taken into consideration in determining eligibility of the relevant Accounts, Inventory, Trucks and Machinery and (ii) factors taken into consideration in determining the Availability Reserve.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent in its Permitted Discretion, on such periodic basis as Agent may request in its Permitted Discretion. Each Borrower shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and amount, invoice date and due date, showing any and such other information as Agent may request from time to time in its Permitted Discretion. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its Permitted Discretion and after Required Reserve Notice to the Borrower, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Prior to conducting any such verification, Agent shall provide reasonable prior notice (as determined by Agent in its Permitted Discretion) thereof to Borrower Agent, unless a Default exists or Agent determines that not providing such notice is appropriate to protect the interests of the Lenders. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent in its Permitted Discretion. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent in its Permitted Discretion) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any FCCR Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any FCCR Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request in its Permitted Discretion. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and, upon the request of Agent in its Permitted Discretion, shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request in its Permitted Discretion. Agent may participate in and observe each physical count at its own expense (unless an Event of Default exists, then at the Borrowers’ sole expense).

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $1,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. Other than Inventory for chemical admixtures utilized to manufacture ready-mix concrete (“Permitted Consignment Inventory”), no Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. All Permitted Consignment Inventory shall be kept in separate containers, segregated from all other Inventory of the Obligors. Permitted Consignment Inventory shall in no event constitute Eligible Inventory. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law in all material respects, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, in its Permitted Discretion, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Trucks and Machinery (or, (i) in the case of any Trucks or Machinery the certificates of title for which are in the possession of the applicable Governmental Authority for lien recordation purposes, copies thereof, or (ii) in the case of any Truck or Machinery, the ownership of which is evidenced by an electronic title (ELT) in the records of the applicable Governmental Authority (in lieu of a physical certificate of title), a copy of the notification with respect to such notation received from such Governmental Authority, or (iii) in the case of any newly acquired Truck or Machinery in respect of which an application for a certificate of title has been filed with the applicable Governmental Authority but such certificate of title has not yet been issued, a copy of such application and the receipt therefor issued by such Governmental Authority). In addition to and not in limitation of the foregoing, Borrowers shall supply to Agent, within 20 days of the end of each calendar month and at such other times as may be requested by Agent, in its Permitted Discretion, the following:

(a) (i) a summary report of the Trucks, differentiating with respect to Eligible Trucks and all other Trucks and otherwise in form and substance satisfactory to Agent in its Permitted Discretion, indicating, if applicable, (A) changes in value and Depreciation Amounts and (B) which Trucks were purchased or otherwise acquired during such period and (ii) a summary report of the Machinery, differentiating with respect to Eligible Machinery and all other Machinery and otherwise in form and substance satisfactory to Agent in its Permitted Discretion, indicating, if applicable, (A) changes in value and Depreciation Amounts and (B) which Machinery was purchased or otherwise acquired during such period.

(b) a summary report of Eligible Trucks sold or contracted for sale during such period and a summary report of Eligible Machinery sold or contracted for sale during such period; and

(c) a report reconciling the records of the Borrowers against the most recent reports of Agent with respect to the Eligible Trucks and Eligible Machinery.

Obligors shall also, within 60 days following the acquisition of any Truck or Machinery, give the Agent notice of such Obligor’s acquisition of such Truck or Machinery and deliver to the Agent the original of any certificate of title covering such Truck or Machinery or if a certificate of title has not yet been issued in respect of such Truck or Machinery, a copy of an application for such certificate of title and the receipt therefor provided by the applicable Governmental Authority (or, in the case of any Truck or Machinery the certificate of title for which is in the possession of the applicable Governmental Authority for lien recordation purposes, a copy thereof or, in the case of any Truck or Machinery, the ownership of which is evidenced by an electronic title (ELT) in the records of the applicable Governmental Authority (in lieu of a physical certificate of title), a copy of the notification with respect to such notation received from such Governmental Authority), and provide and/or file all other documents or instruments (including any necessary powers of attorney) necessary to have the Lien of the Agent noted on any such certificate of title or with the appropriate state office.

8.4.2. Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) as permitted under Section 10.2.5; (b) Equipment that is worn, damaged, obsolete or no longer used in the Ordinary Course of Business; and (c) Equipment (other than Trucks and Machinery), the disposition of which Equipment is permitted pursuant to the provisions of the definitive documentation governing the Term Loan B Facility and any Permitted Secured Debt (and subject to the Intercreditor Agreement), if in effect at such time.

8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall use commercially reasonable efforts to ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5. Administration of Deposit Accounts, Securities Accounts and Commodities Accounts. Schedule 8.5 sets forth all Deposit Accounts (including all Dominion Accounts), Securities Accounts and Commodity Accounts maintained by Obligors. Each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account, other than (i) accounts exclusively used for payroll, payroll taxes or employee benefits, (ii) accounts utilized and maintained in the Ordinary Course of Business, containing not more than $1,000,000 in the aggregate for five consecutive Business Days, provided that on or before such fifth Business Day, the applicable Obligor shall transfer all amounts on deposit therein exceeding $1,000,000 to a Deposit Account covered by a Deposit Account Control Agreement, (iii) solely during the first sixty (60) days after the consummation of a Permitted Acquisition and so long as a FCCR Trigger Period is not then in effect, accounts acquired, or accounts of any Subsidiary acquired, in each case in such Acquisition, (iv) if the Term Loan B Facility or any Permitted Secured Debt is outstanding at such time, accounts for the sole purpose of containing proceeds of “priority collateral” (or similar term) of the Term Loan B Facility or such Permitted Secured Debt under the Intercreditor Agreement (the “Permitted Secured Debt Deposit Accounts”) and (v) accounts containing funds of the types described in Section 10.2.2(e), each, an “Excluded Deposit Account.” Each Obligor shall take all actions necessary to establish Agent’s control of each such Securities Account and Commodities Account, other than (i) accounts utilized and maintained in the Ordinary Course of Business, with an average monthly balance or value of less than $1,000,000 in the aggregate, (ii) solely during the first sixty (60) days after the consummation of a Permitted Acquisition and so long as a FCCR Trigger Period is not then in effect, accounts acquired, or accounts of any Subsidiary acquired, in each case in such Acquisition, (iii) if the Term Loan B Facility or any Permitted Secured Debt is outstanding at such time, accounts for the sole purpose of containing proceeds of “priority collateral” (or similar term) of the Term Loan B Facility or such Permitted Secured Debt under the Intercreditor Agreement (the “Permitted Secured Debt Securities and Commodities Accounts”) and (iv) accounts containing Investment Property, funds or other Property of the types described in Section 10.2.2(e), each, an “Excluded Securities and Commodities Account.” Each Obligor shall be the sole account holder of each Deposit Account, Securities Account and Commodities Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account, Securities Account or Commodities Account or any Property deposited or held therein, other than Permitted Secured Debt Deposit Accounts and Permitted Secured Debt Securities and Commodities Accounts and any Investment Property, funds, commodity contracts and other Property credited thereto or held therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account, Securities Account or Commodities Account and will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; (b) move Collateral to another location in the United States, Canada or Puerto Rico listed on Schedule 8.6.1; and (c) upon 15 Business Days’ prior written notice to Agent, move Collateral to another location in the United States, Canada and Puerto Rico. Each Borrower may from time to time, with the consent of Agent, in its Permitted Discretion, amend Schedule 8.6.1 to add additional locations in the United States, Canada and Puerto Rico.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) reasonably satisfactory to Agent. All proceeds, subject however, to the provisions of the Intercreditor Agreement, under each policy shall be payable to Agent. Agent hereby agrees that self-insurance policies in effect on the Closing Date meet the foregoing insurance requirements as to the type of insurance covered by such self-insurance. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) During a Trigger Period and subject to the Intercreditor Agreement (if in effect at such time), any proceeds of insurance arising from ABL Priority Collateral (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of ABL Priority Collateral shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. When a Trigger Period is not in effect, any insurance proceeds or condemnation awards relating to any loss or destruction of (i) Trucks that have a fair market or book value (whichever is more) of at least $1,000,000, (ii) Inventory that has a fair market or book value (whichever is more) of at least $1,000,000 or (iii) Machinery that has a fair market or book value (whichever is more) of at least $1,000,000 shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. If the Term Loan B Facility or any Permitted Secured Debt is outstanding at such time, proceeds of and awards in respect of any “priority collateral” (or similar term) of the Term Loan B Facility or such Permitted Secured Debt under the Intercreditor Agreement shall be applied as provided in the definitive documents governing the Term Loan B Facility or such Permitted Secured Debt and in compliance with the Intercreditor Agreement.

(c) If requested by Borrowers in writing within 30 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate (in each case, to the extent the Term Loan B Facility or any Permitted Secured Debt is outstanding at such time, other than “priority collateral” (or similar term) of the Term Loan B Facility or such Permitted Secured Debt under and subject to the Intercreditor Agreement), Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,500,000.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title. Each Borrower shall use commercially reasonable efforts to defend its title (and if applicable, the title of the relevant Guarantors) to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or Commodities Accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent otherwise described on Schedule 9.1.1 attached hereto. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect, except to the extent otherwise described on Schedule 9.1.1 attached hereto. The information included in the Beneficial Ownership Certification(s) most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, since August 31, 2017 and as of the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, and, to the extent in the form of corporate stock, fully paid and non-assessable. Except as described on Schedule 9.1.4, as of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and indefeasible title to (or valid leasehold interests in) all of its Real Estate necessary in the Ordinary Course of Business, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) to Borrowers’ knowledge, it is not subject to any offset, Lien (other than Agent’s Lien and, to the extent the Term Loan B Facility or any Permitted Secured Debt is outstanding, the Liens securing the Term Loan B Facility or such Permitted Secured Debt), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of US Concrete and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of US Concrete and Subsidiaries at the dates and for the periods indicated, subject, in the case of quarterly and monthly statements, to normal year-end adjustments and the absence of footnotes. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2020 there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Borrowers and their Subsidiaries are Solvent on a consolidated basis.

9.1.8. Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as described on Schedule 9.1.8 attached hereto or as permitted under Section 10.2.1.

9.1.9. Taxes. Except as described on Schedule 9.1.9 attached hereto, each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested and except for Taxes in respect of which the aggregate liability does not exceed $1,000,000. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. Except as may be payable to Agent, Lenders or their respective Affiliates in connection with the Loan, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. As of the Closing Date, there is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, as of the Closing Date, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary as of the Closing Date is shown on Schedule 9.1.11.

9.1.12. Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Closing Date, no Borrower’s or Subsidiary’s present and, to their knowledge, none of Borrower’s or Subsidiary’s past operations, Real Estate or other Properties are subject to any federal, state or local investigation known to the Borrowers to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. As of the Closing Date, no Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, except as could not reasonably be expected to have a Material Adverse Effect.

9.1.15. Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as otherwise permitted under Section 10.2.3(b) or 10.2.13. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, as of the Closing Date, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000) as of the Closing Date. As of the Closing Date, no Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice (i) would constitute a material default, under any Material Contract described in clause (a), (b) or (c) of the definition of “Material Contract” or (ii) as to any other Material Contract described in clause (d) of the of the definition of “Material Contract”, permit the holder thereof to accelerate or demand payment of such Debt. As of the Closing Date, there is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or an opinion letter on which employers may reasonably rely from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not reasonably be expected to have a Material Adverse Effect, each Obligor and, to the knowledge of Obligors, each ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006 with respect to each Plan, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) As of the Closing Date, there are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of Obligors, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Borrower is or will be using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur, except as would not reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability, except as would not reasonably be expected to have a Material Adverse Effect; (iii) no Obligor or, to the knowledge of Obligors, ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), except as would not reasonably be expected to have a Material Adverse Effect; (iv) no Obligor or, to the knowledge of Obligors, ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, except as would not reasonably be expected to have a Material Adverse Effect (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability); (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d) With respect to any Foreign Plan, except as in the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement. As of the Closing Date, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining. Borrowers may update Schedule 9.1.20 (i) from time to time with Agent’s consent, not to be unreasonably withheld, delayed or conditioned, (ii) to reflect Permitted Acquisitions, or (iii) to reflect any new collective bargaining agreement.

9.1.21. Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on August 31, 2017.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. OFAC. No Obligor, or, to the knowledge of any Obligor, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the target of any Sanctions. No Obligor is located, organized or resident in a Designated Jurisdiction.

9.1.25. Anti-Corruption Laws. The Obligors and their Subsidiaries have conducted their businesses in compliance with, in all material respects, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.1.26. Affected Financial Institutions; Covered Entity. No Obligor is an Affected Financial Institution or a Covered Entity.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligor’s acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate but, so long no Default or Event of Default has occurred and is continuing, in no event more frequently than one time per Loan Year or two times per Loan Year if a Trigger Period has occurred in such Loan Year; and (ii) all appraisals of Inventory as Agent deems appropriate but, so long as no Default or Event of Default has occurred and is continuing, no more frequently than one time per Loan Year (provided that the foregoing shall not limit the number of appraisals of Inventory Agent may conduct at its own expense in any Loan Year), (iii) appraisals of Equipment as Agent deems appropriate but, so long no Default or Event of Default has occurred and is continuing, in no event more frequently than one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all such charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for US Concrete and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by US Concrete and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in each Fiscal Quarter end), unaudited balance sheets as of the end of such month and the related statements of income and a report of the component figures comprising Fixed Charges for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for US Concrete and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer with relevant knowledge or responsibility of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the Senior Officer with relevant knowledge or responsibility of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all final management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 45 days after the end of each Fiscal Year, projections of Borrowers’ consolidated (i) results of operations and Availability for the next Fiscal Year, quarter by quarter, (ii) balance sheets and cash flow for the next Fiscal Year, quarter by quarter, and (iii) balance sheet, results of operations, cash flow and Availability for the next three Fiscal Years, year by year;

(f) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(h) such other reports and information (financial or otherwise) as Agent may request from time to time in its Permitted Discretion in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

Documents required to be delivered pursuant to Section 10.1.2(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (ii) available on the Securities and Exchange Commission’s website on the Internet at www.sec.gov.

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s Senior Officer obtains knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by

A.M. Best Company, has been notified of the potential claim and does not dispute coverage); (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, except as could not reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 15 days prior to such opening.

Notices required to be delivered pursuant to this Section 10.1.3 (other than Section 10.1.3(d)) (to the extent the information required to be delivered in such notices is included in materials otherwise filed with the Securities and Exchange Commission) shall be deemed to have been delivered on the date on which such documents are (i) posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (ii) available on the Securities and Exchange Commission’s website on the Internet at www.sec.gov; provided, that Borrower Agent shall promptly notify Agent of such posting or the availability of such filing with the Securities and Exchange Commission and the applicable notice requirement being satisfied by such posting or filing.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report (to the extent such Environmental Release is of a reportable quantity) to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, except (i) such Taxes as are being Properly Contested and (ii) Taxes under Chapter 171 of the Texas Tax Code the State of Texas alleges are owed by Borrowers in an amount not to exceed $3,000,000 at any time, so long as such alleged taxes are being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral pursuant to Section 8.6.2, maintain (i) insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) or (ii) self insurance existing on the Closing Date and other self insurance to the extent it is maintained in the Ordinary Course of Businesses and by similarly situated Persons in the same industry of established reputation (provided, however, that under all circumstances Borrowing Base Collateral shall be insured pursuant to the foregoing clause (i), other than collision damage to Trucks or Machinery which may be covered by self-insurance policies in effect on Closing Date), in each case satisfactory to Agent in its Permitted Discretion, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $5,000,000, with deductibles and subject to an insurance assignment satisfactory to Agent.

10.1.8. Licenses. Keep each License affecting any material portion of the ABL Priority Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a direct or indirect Subsidiary of any Obligor and, if such Person is not (x) a Foreign Subsidiary, (y) a non-wholly owned Subsidiary that was indirectly acquired in a Permitted Acquisition (so long as such Subsidiary was not formed (i) in contemplation of such Acquisition or such Person becoming a Subsidiary following such Permitted Acquisition or (ii) to circumvent the requirements of this Section 10.1.9) or (z) a US domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, cause such Subsidiary to guaranty the Obligations in a manner consistent with Section 14, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate (it being understood and agreed that, for the avoidance of doubt, any Subsidiary that is a Guarantor as of the Closing Date shall not cease to be a Guarantor as a result of it (a) becoming a direct or indirect Subsidiary of a Foreign Subsidiary or (b) ceasing at any time to be wholly-owned, directly or indirectly, by any Obligor).

10.1.10. Depository Bank. Maintain Bank of America, N.A. as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts (except for Excluded Deposit Accounts); provided, however, the foregoing requirements shall not include Cash Management Services.

10.2. Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Existing Debt (other than the Obligations, Subordinated Debt, Permitted Purchase Money Debt, Debt outstanding under the Term Loan B Facility and Permitted Secured Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed (i) $40,000,000 in the aggregate at any time plus (ii) to the extent such Debt relates to a non-wholly owned Subsidiary that is indirectly acquired in a Permitted Acquisition (and such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition) and such Subsidiary is not an Obligor hereunder, such Debt described in this clause (ii) not to exceed $10,000,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) unsecured Debt of the type contemplated by clause (d) of the definition of “Permitted Loans”, provided that such Debt is subordinated to the Obligations on terms and conditions satisfactory to Agent in its Permitted Discretion;

(j) Debt representing deferred compensation to employees of any Obligor incurred in the Ordinary Course of Business;

(k) Debt consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case under this clause (k), incurred in the Ordinary Course of Business;

(l) Debt of the type and amount contemplated by Section 10.2.3(a)(iv);

(m) Debt that is not included in any of the other clauses of this Section and does not exceed $30,000,000 in the aggregate at any time;

(n) the Senior Notes outstanding on the Closing Date;

(o) Debt (other than in respect of Borrowed Money) under Multiemployer Plans and Pension Plans;

(p) unsecured Debt representing obligations to pay indemnification obligations or the deferred purchase price of assets, including any earn-out, to the extent incurred in connection with a Permitted Acquisition;

(q) other unsecured Debt so long as the aggregate outstanding principal amount of the Debt incurred under this Section 10.2.1(q) shall not exceed an amount equal to the greater of (x) $600,000,000 or (y) such amount so long as after giving effect to such incurrence of Debt and the use of proceeds thereof the Interest Coverage Ratio, determined on a pro forma basis immediately after giving effect to the incurrence of such unsecured Debt for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is greater than or equal to 2.0 to 1.0; provided with respect to such unsecured Debt, such Debt does not mature prior to the date that is ninety-one (91) days after the Revolver Termination Date. In each Compliance Certificate delivered by Borrower Agent pursuant to Section 10.1.2(c), Borrower Agent shall certify as to the amount of unsecured Debt incurred under this Section 10.2.1(q) since the date of the previous Compliance Certificate delivered pursuant to Section 10.1.2(c) and shall demonstrate compliance with the foregoing requirement;

(r) Debt of any Foreign Subsidiary; provided that the aggregate outstanding principal amount of such Debt shall not exceed $50,000,000 at any time;

(s) other secured Debt of one or more Obligors in respect of any debt facilities, debt securities or other form of debt financing (the “Permitted Secured Debt”); provided that (i) the aggregate principal amount of the Debt incurred under this Section 10.2.1(s) shall not exceed an amount equal to the greater of (x) $600,000,000 or (y) such amount so long as after giving effect to such incurrence of Debt and the use of proceeds thereof the Senior Secured Leverage Ratio, determined on a pro forma basis immediately after giving effect to the incurrence of such secured Debt for the most recent trailing twelve month period for which financial statements were, or were required to be, delivered hereunder, is equal to or less than 4.00 to 1.00, (ii) such Debt does not mature prior to the date that is ninety-one (91) days after the Revolver Termination Date, (iii) no Person that is not an Obligor shall be a borrower, guarantor or other obligor under such Debt, (iv) the obligations in respect thereof shall not be secured by any Lien on any Property not securing the Obligations (other than the Property described in clauses (v) and (vi) of the definition of Excluded Property or, with respect to any other Property, unless such Property shall substantially concurrently become a part of the Collateral), (v) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vi) such Debt shall be subject to intercreditor provisions in form and substance substantially similar to the Intercreditor Agreement (and substantially consistent with the split collateral structure set forth in the Intercreditor Agreement) at all times such Debt is outstanding, (vii) any such Debt shall not require or permit amortization or similar scheduled payments in an amount in excess of 5% per annum prior to the Revolver Termination Date, and (viii) such Debt shall not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default or, if in the form of term loans, excess cash flow and debt issuance mandatory prepayments) that could result in redemptions of such Debt prior to the date that is ninety-one (91) days after the Revolver Termination Date;

(t) intercompany Debt owed to any other Obligor or its Subsidiaries to the extent such intercompany financial accommodation is permitted to be made pursuant to Section 10.2.4;

(u) Debt incurred under the Term Loan B Facility in an aggregate principal amount not to exceed $300,000,000;

(v) (i) guarantees by an Obligor or a Subsidiary thereof in respect of Debt of an Obligor that was permitted to be incurred by another provision of this Section 10.2.1 and (ii) guarantees by an Obligor or a Subsidiary thereof in respect of Debt of any Subsidiary that is not an Obligor to the extent such Debt is permitted under Section 10.2.1 and such guarantee is permitted to be made pursuant to Section 10.2.4; provided that, in each case, if the Debt being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Debt;

(w) Debt incurred by an Obligor or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments, in each case, issued or created in the Ordinary Course of Business in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent and Liens in favor of the holders (or any agent, representative or trustee for such holders) of any Permitted Secured Debt, and Liens in favor of the holders (or any agent, representative or trustee for such holders) of any Refinancing Debt incurred in respect of such Permitted Secured Debt in compliance with the Refinancing Conditions (in each case, the priority of which shall be as provided for in the Intercreditor Agreement or shall be more favorable to Agent and Secured Parties);

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) and similar contractual Liens, which are not perfected and arise in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) no enforcement action (including foreclosure) is being taken with respect to such Lien or against the Collateral subject to such Lien, and (iii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts or Liens in favor of issuers of surety bonds;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens affecting the fee title of any leased Real Estate, which are created by a party other than an Obligor;

(k) encumbrances arising under leases, subleases, licenses or sublicenses of Real Estate that do not, in the aggregate, materially detract from the value of such Real Estate or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Estate;

(l) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the Ordinary Course of Business of such Person other than through a Capital Lease;

(m) Liens securing Debt permitted under Section 10.2.1(f), but only on the Subsidiary or assets so acquired and improvements, repairs, additions, attachments and accessions thereto, parts, replacements and substitutions therefor, and products and proceeds thereof;

(n) Liens securing Debt permitted under Section 10.2.1(k)(i), provided that such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and the only property subject to such Lien is the policy financed;

(o) Liens securing obligations in an aggregate amount not to exceed $3,000,000 at any time;

(p) Liens resulting from the deposit of funds or evidences of Debt in trust for the purpose of defeasing or discharging Debt of a Borrower or a Subsidiary so long as such defeasance or discharge is otherwise permitted under this Agreement;

(q) non-exclusive Licenses or sub-Licenses granted by any Obligor in the Ordinary Course of Business;

(r) Liens attaching solely to cash earnest money deposits or installment payments in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(s) Liens arising by operation of law under Article 2 of the UCC in favor of reclaiming seller of goods or buyer of goods;

(t) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v) existing Liens shown on Schedule 10.2.2 and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 10.2.1, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Debt, is permitted by Section 10.2.1;

(w) Liens upon specific items of Inventory or other goods and proceeds of any Borrower or Subsidiary securing such Borrower or Subsidiary’s obligation in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(y) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of any Borrower or Subsidiary relating to such property or assets;

(z) with respect to real Property owned by any Borrower or Subsidiary, Liens encumbering any leases or subleases of real Property leased to a third party and not incurred in connection with Debt, which do not materially distract from the use of the property subject thereto and that do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Borrowers and Subsidiaries, taken as a whole;

(aa) Liens (i) on advances of cash, Cash Equivalents or Foreign Cash Equivalents in favor of the seller of any asset to be acquired by any Borrower or Subsidiary to be applied against the purchase price for such assets or (ii) consisting of an agreement to dispose of property in a disposition permitted hereunder;

(bb) Liens securing Debt permitted under Section 10.2.1(m), provided that such Liens shall not be secured by any ABL Priority Collateral or any Property that is part of or included in the Borrowing Base unless, in each case, such Lien is subordinated in right of security to the Obligations pursuant to subordination or similar provisions in form and substance acceptable to Agent;

(cc) Liens on assets of Foreign Subsidiaries securing Debt permitted under Section 10.2.1(r);

(dd) Liens securing the Term Loan B Facility and any Refinancing Debt in respect thereof in compliance with the Refinancing Conditions (the priority of which shall be as provided for in the Intercreditor Agreement or shall be more favorable to Agent and Secured Parties);

(ee) (i) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrowers or any Subsidiaries;

(ff) Liens in favor of an Obligor or a Subsidiary on assets of a Subsidiary that is not an Obligor securing permitted intercompany Debt; and

(gg) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operating of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use or any real property that does not materially interfere with the Ordinary Course of Business.

10.2.3. Distributions; Upstream Payments. (a) Declare or make any Distributions, except (i) Upstream Payments; (ii) US Concrete may declare and pay Distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests); (iii) US Concrete may make Distributions, not exceeding $10,000,000 during any Fiscal Year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of US Concrete and its Subsidiaries or rights plans for holders of its Equity Interests; (iv) a Borrower may make payments in cash or issue notes to former employees, officers or directors of such Borrower in connection with the redemption or repurchase of Equity Interests in such Borrower from such former employees, officers or directors upon termination of employment with such Borrower or their death or disability in an aggregate amount not to exceed $2,500,000 and provided such notes are subordinate to the Obligations in form and substance reasonably acceptable to the Agent; (v) Subsidiaries may make Distributions ratably with respect to their Equity Interests; (vi) Distributions in respect of fractional shares; (vii) other Distributions (including the repurchase or retirement of warrants existing as of the Initial Closing Date with respect to US Concrete’s Equity Interests) so long as all of the Distribution Conditions are satisfied with respect thereto; (viii) Distributions in connection with US Concrete’s purchase or redemption of its Equity Interests so long as all of the Stock Redemption Conditions are satisfied with respect thereto; and (ix) Distributions subject to, and permitted by, Section 10.2.7, or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law, in effect on the Closing Date as shown on Schedule 9.1.15 or under an agreement permitted under Section 10.2.13.

10.2.4. Restricted Investments. Make any Restricted Investment.

10.2.5. Disposition of Assets. Make any Asset Disposition, except (a) a Permitted Asset Disposition; (b) a disposition of Equipment under Section 8.4.2(b) or (c); (c) a transfer of Property by a Subsidiary or Obligor to an Obligor; (d) the disposition of the Real Estate listed on Schedule 10.2.5; (e) a transfer of Property by a Subsidiary or Obligor to a Subsidiary that is not an Obligor solely to effect an Investment in such Subsidiary that is not an Obligor permitted under Section 10.2.4; (f) a transfer of Property by a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor; (g) dispositions of property to the extent that (i) such property is promptly exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; (h) to the extent constituting Asset Dispositions, transactions permitted by Section 10.2.2, 10.2.3, 10.2.4. and 10.2.8; (i) the unwinding of any Hedging Agreement pursuant to its terms; and (j) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

10.2.6. [Reserved].

10.2.7. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, purchase, redemption, retirement, defeasance or acquisition; each, for purposes of this Section 10.2.7, a “payment”) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) other Borrowed Money, other than, (i) payments of intercompany loans by an Obligor or a Subsidiary to another Obligor or by a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, (ii) as long as no Default or Event of Default exists, payments of Debt made within thirty (30) days from the proceeds of, or by conversion or exchange for or into, Refinancing Debt, (iii) payment of regularly scheduled interest and principal payments and mandatory prepayments, redemptions and repurchases (including customary excess cash flow prepayments) as and when due in respect of any Permitted Secured Debt and the Term Loan B Facility (including any Refinancing Debt thereof), (iv) any Purchase Money Debt to the extent such payment is made from the proceeds of an Asset Disposition of the underlying asset permitted under Section 10.2.5, (v) any scheduled payments under the agreements evidencing such Borrowed Money as in effect on the Closing Date (or as amended thereafter with the consent of Agent or as amended in accordance with Section 10.2.18), (vi) other payments on Borrowed Money so long as all of the Prepayment Conditions are satisfied with respect thereto, (vii) in respect of the Obligations, and (viii) other payments made as part of a refinancing, replacement, refunding, exchange or conversion of Debt otherwise permitted under this Agreement.

10.2.8. Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except (a) that any Obligor or Subsidiary (other than US Concrete) may merge into or consolidate with a Borrower in a transaction in which a Borrower (including US Concrete) is the surviving entity; (b) that any Obligor (other than a Borrower) or Subsidiary (other than a Borrower) may merge with or consolidate with any Obligor which is not a Borrower; (c) (i) that any Subsidiary (other than a Borrower) of an Obligor may liquidate or dissolve if its assets are transferred or otherwise distributed to such Obligor or (ii) that any Borrower (other than US Concrete) may liquidate or dissolve if its assets are transferred or otherwise distributed to a Borrower (including US Concrete); (d) that any Subsidiary that is not an Obligor may merge with any other Subsidiary that is not an Obligor, or may liquidate or dissolve if its assets are transferred or otherwise distributed to a Subsidiary that is not an Obligor; (e) for Permitted Acquisitions; or (f) that an Obligor or Subsidiary may change its name, conduct business under a fictitious name, change its tax, charter or organizational identification number or change its form or state of organization, provided that written notice of such event under this clause (f) is delivered to Agent not less than fifteen (15) days after the occurrence of such event.

10.2.9. Subsidiaries. (a) Form or acquire any Subsidiary after the Closing Date, except in accordance with Section 10.1.9, and, if applicable, Section 15.24; or (b) permit any existing Subsidiary to issue any additional Equity Interests except non-voting shares to management or director’s qualifying shares unless such Subsidiary is a wholly-owned Subsidiary of an Obligor; provided, the restriction in this clause (b) shall not apply to an existing, non-wholly owned Subsidiary that is indirectly acquired in a Permitted Acquisition so long as such Subsidiary was not formed in contemplation of such Acquisition or such Person becoming a Subsidiary following such Permitted Acquisition.

10.2.10. Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except (i) in the case of any amendment, modification or other change relating to a transaction subject to Section 10.2.8, such transaction is permitted thereunder; or (ii) otherwise in a manner not adverse to the interests of the Lenders.

10.2.11. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.12. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.13. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) that was in effect on the Closing Date (including those shown on Schedule 9.1.15); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases, licenses and other contracts; (d) that is a Senior Notes Document or the definitive documents governing the Term Loan B Facility or Permitted Secured Debt; (e) relating to an acquisition or disposition of Property otherwise permitted under this Agreement; (f) the relevant restrictions of which are not, taken as a whole, materially more restrictive than the corresponding restrictions in this Agreement; (g) applicable to a Person or Property at the time such Person or Property is acquired by an Obligor or a Subsidiary, if such agreement was not entered into in contemplation of such acquisition and the relevant restrictions of which, taken as a whole, are not materially more restrictive then the corresponding restrictions in this Agreement; (h) that is a joint venture agreement or similar agreement entered into the Ordinary Course of Business; (i) governing Debt of a Subsidiary that is not an Obligor which is permitted by Section 10.2.1; or (j) that replaces, renews, extends, refinances, refunds, amends or otherwise modifies any agreement permitted under this Section 10.2.13 if the relevant restrictions in such new agreement are not materially more restrictive, taken as a whole, than those in the original agreement.

10.2.14. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental, similar, related, complementary or corollary thereto or a reasonable extension thereof.

10.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Obligors; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.16; (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and (f) transactions permitted under Section 10.2.8.

10.2.17. Division Transactions. Enter into, effectuate or consummate a Division Transaction unless such Division Transaction complies with Section 15.24.

10.2.18. Amendments to Material Contracts. (a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates or increases amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary of a Borrower or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions of any documentation relating to Subordinated Debt, or (b) amend, supplement or otherwise modify the Senior Notes Agreements or any document governing the Term Loan B Facility or any Permitted Secured Debt, if (i) such Debt, as modified, (x) would not satisfy the Refinancing Conditions or would have a maturity date prior to the date that is ninety-one (91) days after the Revolver Termination Date or (y) would require the payment of any principal amount of such Debt prior to the Revolver Termination Date in any circumstance not required under the Senior Notes Agreements or any document governing the Term Loan B Facility, in each case, as in effect on the Closing Date or in a manner inconsistent with any Intercreditor Agreement, the Refinancing Conditions, Section 10.2.1(s) or Section 10.2.7; (ii) such modifications would result in the Obligations not constituting “Permitted Indebtedness” (or similar term) under the Senior Notes Agreements or any agreement governing the Term Loan B Facility or any Permitted Secured Debt, or (iii) such modifications would result in the credit facility evidenced by this Agreement not constituting “Credit Facilities” under the Senior Notes Agreements.

10.3. Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of twelve calendar months while a FCCR Trigger Period is in effect, commencing with the most recent such period for which financial statements were, or were required to be, delivered hereunder prior to the first day of such FCCR Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) An Obligor fails to pay (i) any Obligations comprising interest or principal on the Loans, LC Obligations or fees pursuant to Section 3.2 when due (whether at stated maturity, on demand, upon acceleration or otherwise), or (ii) any other Obligations within three (3) days of the applicable due date;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given; provided, however, (i) an incorrect or misleading representation, warranty or other written statement relating specifically to Accounts or Inventory shall not constitute an Event of Default unless it relates to Accounts with an aggregate Value of greater than $400,000 or Inventory with an aggregate Value of greater than $400,000, as applicable, and (ii) an incorrect or misleading representation, warranty or other written statement relating specifically to Trucks or Machinery shall not constitute an Event of Default unless it relates to Trucks with an aggregate Value of greater than $750,000 or Machinery with an aggregate Value of greater than $750,000; provided, further, however, the foregoing proviso shall not apply to any willful breach by an Obligor;

(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.3(d), 10.1.10, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) (i) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; (ii) an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or (iii) any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders and other than, in each case, with respect to Collateral (except for Collateral comprising Trucks, Accounts, Inventory or Machinery) having an aggregate Value not in excess of $7,500,000, Trucks having an aggregate Value not in excess of $750,000 or Machinery having an aggregate Value not in excess of $750,000), provided, however, in the case of the foregoing clause (iii), such occurrence shall not be deemed an Event of Default unless such occurrence is not cured within three (3) Business Days of such occurrence; provided, further, however, such opportunity to cure shall not apply if such occurrence is not capable of being cured within such period or is the result of a willful act by an Obligor;

(f) Any breach or default of an Obligor occurs under any Hedging Agreement, or under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to Debt (other than the Obligations) in an aggregate principal amount in excess of $15,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $15,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $15,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan, and that when taken together with all other ERISA Events that have occurred, results in liability of Obligors, other than liability that has been satisfied or otherwise is no longer outstanding, exceeding $15,000,000 in the aggregate at any one time; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, except as would not be reasonably expected to result in a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, except as would not reasonably be expected to result in a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) A Change in Control occurs; or

(n) The occurrence of any “Event of Default” under and as defined in any Senior Notes Agreement or any document governing the Term Loan B Facility or any Permitted Secured Debt.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base; provided, Agent may not require Issuing Bank or any Lender to fund a Loan or issue a Letter of Credit during the continuance of an Event of Default or otherwise take action pursuant to this clause (b) that would require a Lender’s consent under Section 15.1.1 unless such requisite consents have been obtained;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right, exercisable at any time an Event of Default exists, to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held by Obligors in a fiduciary capacity) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Account or Inventory constitutes an Eligible Account or Eligible Inventory, whether any Trucks or Machinery constitutes Eligible Trucks or Eligible Machinery, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Borrower Materials.

12.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the outstanding Obligations and termination of all Commitments; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 15.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly provide to Lenders, when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without Agent’s prior consent.

12.6. Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee. In Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed by the effective date of Agent’s resignation, then on such date Agent may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role, or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 15.2 and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2. Co-Collateral Agent. If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10. Remittance of Payments and Collections.

12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3. Recovery of Payments; Presumption by Agent.

(a) If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

(b) Unless Agent shall have received notice from Borrower Agent prior to the date on which any payment is due to Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.

(c) With respect to any payment that Agent makes for the account of the Lenders or the Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed); or (3) Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or the Borrower with respect to any amount owing under this Section 12.10.3 shall be conclusive, absent manifest error.

(d) Without limitation of any other provision in this Agreement, if at any time Agent makes a payment hereunder in error to any Lender or the Issuing Bank (the “Credit Party”), whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

12.11. Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12. Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Section 5.5, this Section 12, Section 15.3.3 and Section 15.23. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14. Certain ERISA Matters.

12.14.1. Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan

Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.14.2. Further Lender Representation. Unless Section 12.14.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.15. No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. Other than Section 12.8.1(b), this Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents (except in connection with a transaction permitted under Section 10.2.8); and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4. Benefit of Set-Off. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment (other than partial assignments to an Affiliate of such Lender), is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations or an assignment to an Affiliate of such Lender, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless such assignment is to an Affiliate of such Lender or is otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4. Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14. GUARANTY

14.1. Guaranty of the Obligations. Subject to the provisions of Section 14.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent and Lenders the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

14.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 14.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 14.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 14.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 14.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 14.2.

14.3. Payment by Guarantors. Subject to Section 14.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent, for the benefit of itself and the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

14.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

14.4.1. this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

14.4.2. Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and Agent or any Lender with respect to the existence of such Event of Default;

14.4.3. the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

14.4.4. payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent or any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

14.4.5. Agent and/or Lenders, upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent for the benefit of itself and the Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent may have against any such security, in each case as Agent in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

14.4.6. this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Agent or Lenders might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Agent’s or Lenders’ consent to the change, reorganization or termination of the corporate structure or existence of US Concrete or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an Obligor in respect of the Guaranteed Obligations.

14.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Agent and each Lender: (a) any right to require Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, Securities Account or Commodities Account or credit on the books of Agent or any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of Agent or any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 14.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof other than Full Payment of the Obligations.

14.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Lender now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 14.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or any Lender may have against any Borrower, to all right, title and interest Lender may have in any such collateral or security, and to any right Agent or any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent and Lenders and shall forthwith be paid over to Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

14.7. Subordination of Other Obligations. Any indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent and Lenders and shall forthwith be paid over to Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

14.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

14.9. Authority of Guarantors or Borrowers. It is not necessary for Agent or any Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

14.10. Financial Condition of Borrowers. Any Loan may be made to Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. Neither Agent nor any Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by Agent or any Lender.

14.11. Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.

14.11.1. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

14.11.2. Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 14.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Agent and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent and Lenders, or allow the claim of Agent and Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

14.11.3. In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower or any Guarantor, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 15. MISCELLANEOUS

15.1. Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Required Lenders (or Agent at the written direction of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest, fees or other amounts payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.5.2 (or otherwise have the effect of altering the application of payments thereunder), 7.1 (except to add Collateral), 12.5 (or otherwise have the effect of altering the pro rata sharing of payments) or 15.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) increase any advance rate or decrease the Availability Reserve; (iv) release all or substantially all Collateral or subordinate Agent’s Lien on all or substantially all of the Collateral; or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.5.2.

15.1.2. Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified. Notwithstanding Section 15.1.1, any amendments that Agent deems appropriate in connection with an increase in Revolver Commitments pursuant to Section 2.1.7 shall not require the consent of any Lender (other than Lenders that are increasing their Revolver Commitments at such time).

15.1.3. Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2. Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; PROVIDED THAT, IN NO EVENT SHALL ANY PARTY TO A LOAN DOCUMENT HAVE ANY OBLIGATION THEREUNDER TO INDEMNIFY OR HOLD HARMLESS AN INDEMNITEE WITH RESPECT TO A CLAIM THAT IS DETERMINED IN A NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

15.3. Notices and Communications.

15.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery (including overnight or courier service), when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 3.1.2, 4.1.1 or 4.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

15.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3. Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Obligors and Lenders acknowledge that “public” information may not be segregated from material non-public information on the Platform. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Obligors, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information through the Platform, internet, e-mail or any other electronic platform or messaging system.

15.3.4. Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.

15.4. Performance of Obligors’ Obligations. Agent may, in its Permitted Discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, within five days after demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5. Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8. Counterparts; Electronic Signatures.

15.8.1. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

15.8.2. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Obligors agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Obligors to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Obligors enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record

(“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Agent at its sole option pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Agent has agreed to accept such Electronic Signature, Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of Agent or any Secured Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

15.9. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

15.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

15.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

15.12. Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors that has not obtained such information in breach of this Section. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

15.13. Certifications Regarding Senior Notes. Obligors certify to Agent and Lenders that neither the execution nor performance of the Loan Documents or the incurrence of any Obligations by Obligors violates any provision of any Senior Notes Document.

15.14. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.15. Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER TEXAS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.16. Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, notice of intent to accelerate, notice of acceleration, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligor. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17. Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

15.18. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

15.19. Non-Applicability of Chapter 346. Obligors, Agent and Lenders hereby agree that, except for the opt-out provisions of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code, as amended from time to time (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

15.20. OBLIGORS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT. EACH OBLIGOR HEREBY WAIVES ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY

OF THE OBLIGORS’ OWN SELECTION, EACH OBLIGOR VOLUNTARILY CONSENTS TO THIS WAIVER. EACH OBLIGOR EXPRESSLY WARRANTS AND REPRESENTS THAT EACH OBLIGOR (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO AGENT AND LENDERS, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.21. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement and each other Loan Document, the Liens, security interests and rights granted pursuant to this Agreement or any other Loan Document shall be subject to the terms, provisions and conditions of (and the exercise of any right or remedy by the Agent hereunder or thereunder shall be subject to the terms and conditions of), any Intercreditor Agreement in effect from time to time. In the event of any conflict between this Agreement and any other Loan Document or any Intercreditor Agreement, as the case may be, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Agent hereunder or under any other Loan Document shall be exercised by the Agent, and no direction shall be given by the Agent, in contravention of such Intercreditor Agreement.

15.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

15.23. Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

15.23.1. Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

15.23.2. Definitions. As used in this Section 15.23, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

15.24. Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Asset Disposition or transfer, or similar term, shall be deemed to apply to a Division Transaction (or the unwinding of such a Division Transaction), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Asset Disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, a Guarantor, an Obligor, a joint venture or any other like term shall remain a Subsidiary, a Guarantor, an Obligor, a joint venture, or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, (ii) in no event shall US Concrete be permitted to effectuate a Division Transaction and (iii) if any Subsidiary shall consummate a Division Transaction permitted under this Agreement in accordance with the foregoing, such Subsidiary shall be required, promptly after the effectiveness of such division, to comply with the requirements set forth in Section 10.1.9 to the extent applicable.

15.25. Amendment and Restatement. This Agreement amends and restates in its entirety the Initial Loan Agreement. This Agreement and the other Loan Documents govern the present relationship between the Obligors, Agent and Lenders. This Agreement, however, is in no way intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral, which security interests and other Liens each of the Obligors, by this Agreement, acknowledges, reaffirms and confirms to Agent and Lenders. In addition, except as otherwise provided herein, all monetary obligations and liabilities and indebtedness created or existing under, pursuant to, or as a result of, the Initial Loan Agreement, other than Excluded Swap Obligations (the “Initial Loan Agreement Obligations”) shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness the Obligors, by this Agreement, acknowledge, reaffirm and confirm. The Obligors agree that any outstanding commitment or other obligation to make advances or otherwise extend credit or credit support to any Obligor pursuant to the Initial Loan Agreement is superseded by, and renewed and consolidated under, this Agreement. The Obligors represent and warrant that none of them have assigned or otherwise transferred any rights arising under the Initial Loan Agreement.

To the extent not amended and restated as of the Closing Date, the Loan Documents executed in connection with the Initial Loan Agreement and in effect prior to the Closing Date (the “Existing Loan Documents”) shall continue in full force and effect, are hereby ratified, reaffirmed and confirmed in all respects, and shall, for the avoidance of doubt, constitute “Loan Documents” under this Agreement. The terms of the Loan Documents that correspond to the Existing Loan Documents that have been amended and restated as of the Closing Date shall govern for any period occurring on or after the Closing Date, and the terms of such Existing Loan Documents prior to their amendment and restatement shall govern for any period beginning before the Closing Date and ending on the day immediately preceding the Closing Date. In furtherance of the foregoing, (i) each reference in any Loan Document to the “Loan Agreement”, any other Loan Document that is being amended and restated as of the Closing Date, “thereunder”, “thereof” or words of like import, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, this Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (ii) the definition of any term defined in any Loan Document by reference to the terms defined in the “Loan Agreement” or any other Loan Document that is being amended and restated as of the Closing Date is hereby amended to be defined by reference to the defined term in this Agreement or such other amended and restated Loan Document, as applicable (as each may be amended, modified or supplemented and in effect from time to time).

In order to induce Lenders to enter into this Agreement on the Closing Date, each Obligor hereby represents, warrants and covenants to Lenders that it has determined that each Obligor will benefit specifically and materially from the amendment and restatement of the Initial Loan Agreement pursuant to this Agreement on the Closing Date and that each Obligor requested and bargained for the structure and terms of and security for the Loans contemplated by this Agreement on the Closing Date

The amount of each Lender’s Revolver Commitment as of the Closing Date shall be as set forth on Schedule 1.1, and Agent and each Lender shall cooperate in good faith to make all payments and fundings which Agent and the Lenders must make to reallocate the Revolver Commitments and the Obligations in respect thereof among the Lenders in accordance with their respective Revolver Commitments as set forth on Schedule 1.1. On the Closing Date, all outstanding loans under the Initial Loan Agreement made by any Person that is a “Lender” under the Initial Loan Agreement immediately prior to the Closing Date who is not a Lender party to this Agreement (each, an “Exiting Lender”) shall be repaid in full and the commitments and other obligations and rights of such Exiting Lender shall be terminated (except that such Exiting Lender shall continue to be entitled to the benefits specified in the Initial Loan Agreement and the other Loan Documents of a Lender which assigned 100% of its interests under the Initial Loan Agreement, with respect to facts and circumstances occurring prior to the Closing Date).

15.26. Release. EACH OBLIGOR HEREBY ACKNOWLEDGES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM ANY LENDER. EACH OBLIGOR HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT AND EACH LENDER AND THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES (INCLUDING ALL STRICT LIABILITIES) WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE OF THIS AGREEMENT, WHICH ANY OBLIGOR MAY NOW OR HEREAFTER HAVE AGAINST AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, TO THE EXTENT ARISING FROM ANY “LOANS,” INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE INITIAL LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT. EACH OBLIGOR WAIVES THE BENEFITS OF ANY LAW, WHICH MAY PROVIDE IN SUBSTANCE:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.”

EACH OBLIGOR UNDERSTANDS THAT THE FACTS WHICH IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THE RELEASE PROVIDED FOR HEREIN MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION WHICH IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED. EACH OBLIGOR ACCEPTS THIS POSSIBILITY, AND EACH OF THEM ASSUMES THE RISK OF THE FACTS TURNING OUT TO BE DIFFERENT AND NEW INFORMATION BEING DISCOVERED; AND EACH OF THEM FURTHER AGREES THAT THE RELEASE PROVIDED FOR HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR ANY NEW INFORMATION.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

U.S. CONCRETE, INC.

By:	/s/ John E. Kunz

Name:	John E. Kunz
Title:	Senior Vice President and Chief Financial Officer

ALLIANCE HAULERS, INC.

ATLAS-TUCK CONCRETE, INC.

BODE CONCRETE LLC

BODE GRAVEL CO.

BRECKENRIDGE READY MIX, INC.

CENTRAL CONCRETE SUPPLY CO., INC.

COLONIAL CONCRETE, CO.

CORAM MATERIALS CORP.

CUSTOM-CRETE, LLC

EASTERN CONCRETE MATERIALS, INC.

INGRAM CONCRETE, LLC

KURTZ GRAVEL COMPANY

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC

MASTER MIX, LLC

NEW YORK SAND & STONE, LLC

PEBBLE LANE ASSOCIATES, LLC

REDI-MIX, LLC

USC-JENNA, LLC

USC-NYCON, LLC

SMITH PRE-CAST, INC.

SUPERIOR CONCRETE MATERIALS, INC.

USC TECHNOLOGIES, INC.

U.S. CONCRETE ON-SITE, INC.

VALENTE EQUIPMENT LEASING CORP.

By:	/s/ Paul M. Jolas
Name:	Paul M. Jolas
Title:	Vice President and Secretary

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

POLARIS AGGREGATES INC.

By:	/s/ Paul M. Jolas

Name:	Paul M. Jolas
Title:	Secretary

160 EAST 22ND TERMINAL LLC AGGREGATE & CONCRETE TESTING, LLC FERRARA BROS., LLC FERRARA WEST LLC RIGHT AWAY REDY MIX INCORPORATED ROCK TRANSPORT, INC. USC-KINGS, LLC

By:	/s/ Ronnie Pruitt

Name:	Ronnie Pruitt
Title:	President

NORCAL MATERIALS, INC.

By:	/s/ Mark B. Peabody

Name:	Mark B. Peabody
Title:	President

Address for Borrowers’ Agent and each Borrower:

331 North Main Street Euless, Texas 76039 Attn: General Counsel Telecopy: (817) 835-4165

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

GUARANTORS:

A.B. OF SAYVILLE, LTD.

ALBERTA INVESTMENTS, INC.

AMERICAN CONCRETE PRODUCTS, INC.

ATLAS REDI-MIX, LLC

BEALL CONCRETE ENTERPRISES, LLC

BSLH REALTY CORP.

CUSTOM-CRETE REDI-MIX, LLC

HAMBURG QUARRY LIMITED LIABILITY COMPANY

MASTER MIX CONCRETE, LLC

MILLER PLACE DEVELOPMENT, LLC

MLFF REALTY CORP.

NYC CONCRETE MATERIALS, LLC

PREMCO ORGANIZATION, INC.

REDI-MIX CONCRETE, L.P.

REDI-MIX GP, LLC (for itself and for Redi-Mix Concrete, L.P.)

SIERRA PRECAST, INC.

TITAN CONCRETE INDUSTRIES, INC.

USC ATLANTIC, INC.

USC MANAGEMENT CO., LLC

USC – NEW YORK PAYROLL, LLC

USC PAYROLL, INC.

WMC IP, INC.

By:	/s/Paul M. Jolas
Name:	Paul M. Jolas
Title:	Vice President and Secretary

YARDARM, LLC

By:	/s/ Paul M. Jolas
Name:	Paul M. Jolas
Title:	Secretary

OUTRIGGER, LLC

By:	/s/ Mark B. Peabody
Name:	Mark B. Peabody
Title:	Secretary

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

WMC OP, LLC

By:	/s/ Mark B. Peabody
Name:	Mark B. Peabody
Title:	Vice President and Secretary

Address for Borrowers’ Agent and each Guarantor:

331 North Main Street Euless, Texas 76039 Attn: General Counsel Telecopy: (817) 835-4165

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent, Sole Lead Arranger and a Lender

By:	/s/ Tanner J. Pump
Name: Tanner J. Pump
Title: Senior Vice President

Address:

901 Main Street, 11th Floor
Mailcode TX 1-492-11-23
Dallas, Texas 75202
Attn: Loan Administration Manager (U.S. Concrete)
Telecopy: 214-209-4766

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Kody J. Nerios

Name: Kody J. Nerios
Title:

Address:

2200 Ross Ave, Floor 03
Dallas, TX 75201
Attn: Kody Nerios
Telecopy: 214-965-2044

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Adrian Avalos

Name: Adrian Avalos
Title: Director

Address:

445 South Figueroa Street
14th Floor
Los Angeles, CA 90071
Attn: Adrian Avalos
Telecopy: 213-236-6089

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

BNP PARIBAS,
as a Lender

By:	/s/ Guelay Mese

Name: Guelay Mese
Title: Director

By:	/s/ John McCulloch

Name: John McCulloch
Title: Vice President

Address:

787 7th Avenue
New York, NY 10019
Attn: Loan Servicing Department
Telecopy:
dl.nyk_ls_loan_book@us.bnpparibas.com

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

CITIBANK, N.A., as a Lender

By:	/s/ Kelly Josephite
Name: Kelly Josephite
Title: Authorized Signatory

Address:

388 Greenwich Street, 26th Floor
New York, NY 10013
Attn: Kelly Josehpite
Telecopy: __________________

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Dan Duffy
Name: Dan Duffy
Title: Director

Address:

200 Crescent Ct 2nd Floor
Dallas, TX 75201
Attn: Dan Duffy
Telecopy: 312-765-1641

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Julianne Low
Name: Julianne Low
Title: Senior Director

Address:

1307 Walt Whitman Road
Melville, NY
Attn: Julianne Low
Telecopy: julianne.low@capitalone.com

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

SCHEDULE 1.1

to

Fourth Amended and Restated Loan and Security Agreement

COMMITMENTS OF LENDERS

Commitments of Lenders as of the Closing Date:

Lender	Revolver Commitment
BANK OF AMERICA, N.A.	$60,000,000.00
JPMORGAN CHASE BANK, N.A.	$55,000,000.00
MUFG UNION BANK, N.A.	$55,000,000.00
BNP PARIBAS	$55,000,000.00
CITIBANK, N.A.	$25,000,000.00
BMO HARRIS BANK N.A.	$25,000,000.00
CAPITAL ONE, NATIONAL ASSOCIATION	$25,000,000.00
TOTAL:	$300,000,000.00